Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
ENTERPRISE PRODUCTS PARTNERS L.P.
ENTERPRISE PRODUCTS GP, LLC
ENTERPRISE ETE LLC
and
ENTERPRISE GP HOLDINGS L.P.
and
EPE HOLDINGS, LLC
Dated as of September 3, 2010

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Section 7.13 No Material Adverse Effect	42
Section 7.14 Change in Law Tax Opinions	42

ARTICLE VIII

TERMINATION

Section 8.1 Termination	42
Section 8.2 Effect of Termination	44

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses	45
Section 9.2 Waiver; Amendment	46
Section 9.3 Counterparts	46
Section 9.4 Governing Law	46
Section 9.5 Confidentiality	46
Section 9.6 Notices	46
Section 9.7 Entire Understanding; No Third-Party Beneficiaries	47
Section 9.8 Severability	48
Section 9.9 Headings	48
Section 9.10 Jurisdiction	48
Section 9.11 Waiver of Jury Trial	48
Section 9.12 Specific Performance	48
Section 9.13 Survival	48

ANNEXES

Annex A Form of Fourth Amendment to First Amended and Restated Agreement of Limited Partnership of Holdings
Annex B Form of Fourth Amended and Restated Limited Liability Company Agreement of Holdings GP
Annex C Form of Sixth Amended and Restated Agreement of Limited Partnership of Partners
Annex D Form of Distribution Waiver Agreement
Annex E Form of Standstill Provision

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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of September 3, 2010 (this “Agreement”), is entered into by and among Enterprise Products Partners L.P., a Delaware limited partnership (“Partners”), Enterprise Products GP, LLC, a Delaware limited liability company and the general partner of Partners (“Partners GP”), Enterprise ETE LLC, a Delaware limited liability company and a wholly-owned subsidiary of Partners (“MergerCo”), Enterprise GP Holdings L.P., a Delaware limited partnership (“Holdings”), and EPE Holdings, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”).
WITNESSETH:
          WHEREAS, the Holdings Audit Committee (as defined herein), and the Partners GP Board (as defined herein) have determined that the business combination provided for herein pursuant to which Holdings will, subject to the terms and conditions set forth herein, merge with and into MergerCo, with MergerCo as the surviving entity (the “Merger”), such that following the Merger, Holdings GP will be the sole general partner of Partners (Holdings GP in its capacity as the resulting sole general partner of Partners, the “New Partners GP”), and Partners will continue as the sole member of MergerCo is fair and reasonable to Holdings and its limited partners, and Partners and its limited partners, respectively;
          WHEREAS, as a condition and inducement to Partners, Partners GP, and MergerCo entering into this Agreement, concurrently with the execution and delivery of this Agreement, EPCO Holdings, Inc. (“EPCO Holdings”), Duncan Family Interests, Inc. (“DFI”), DFI GP Holdings, L.P. (“DFIGPH”) and DD Securities LLC (“DD Securities,” and together with EPCO Holdings, DFI and DFIGPH, the “Holdings Supporting Unitholders”), which collectively own of record approximately 76% of the outstanding Units (as defined herein), are entering into the Support Agreement (as defined herein), pursuant to which, among other things, (A) the Holdings Supporting Unitholders have agreed, subject to the terms and conditions set forth therein, to vote all of their Units in favor of the Merger Agreement and (B) EPCO Holdings and DFI have agreed, subject to the terms and conditions set forth therein, to execute and deliver the Distribution Waiver Agreement (as defined herein) immediately prior to the closing of the Merger; and
          WHEREAS, immediately prior to the Effective Time (as defined herein) of the Merger, Partners GP (a wholly owned subsidiary of Holdings) will merge with and into Holdings, with Holdings as the surviving entity (the “Partners GP Merger”), pursuant to an Agreement and Plan of Merger dated as of the date of this Agreement (the “Partners GP Merger Agreement”); and
          WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS
     Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition Proposal” means any proposal or offer from or by any Person other than Partners, Partners GP, and MergerCo relating to: (a) any direct or indirect acquisition of (i) more than 20% of the assets of Holdings and its Subsidiaries, taken as a whole, (ii) more than 20% of the outstanding equity securities of Holdings or (iii) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Holdings; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the Merger and the Partners GP Merger.
     “Action” shall have the meaning set forth in Section 6.12(a).
     “Additional Limited Partner” has the meaning given such term in the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement.
     “Affiliate” has the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.
     “Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Average Closing Price” means, as of any date, the average of the closing sale price of a Common Unit as reported on the NYSE Composite Transactions Reporting System for the 10 consecutive NYSE full trading days (in which such Common Units are traded on the NYSE) ending at the close of trading on the NYSE full trading day immediately preceding such date.
     “Book-Entry Units” shall have the meaning set forth in Section 3.2.
     “Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.
     “Certificate” shall have the meaning set forth in Section 3.2.
     “Certificate of Merger” shall have the meaning set forth in Section 2.1(b).
     “Change in U.S. Federal Income Tax Law” shall mean the enactment or promulgation of, or any change in or amendment to, the U.S. Internal Revenue Code of 1986, as amended, the U.S. Treasury regulations thereunder, administrative pronouncements of the Internal Revenue Service, or judicial interpretations of the foregoing that occurs on or after the date hereof; provided that the term Change in U.S. Federal Income Tax Law shall not include a change in the rate of taxation generally applicable to income or gain (as opposed to, for example, a change in the treatment of an item of gross income as ordinary income or capital gain for U.S. federal income tax purposes).
     “Claim” shall have the meaning set forth in Section 6.12(a).
     “Class B Units” shall mean the units representing limited partner interests in Partners having the rights and obligations specified with respect to “Class B Units” in the Partners Existing Partnership Agreement.
     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Units” or “Partners Common Units” shall mean the common units representing limited partner interests in Partners having the rights and obligations specified with respect to “Common Units” in the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement.
     “Compensation and Benefit Plan” shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all “employee benefit plans” as defined in ERISA Section 3(3).
     “Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.6 hereof, as determined by Holdings in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one year, (b) provide that all non-public information pertaining to Partners be protected as confidential information thereunder, subject to customary exceptions, (c) contain a provision relating to a “standstill” with respect to the Partners Common Units that is no less favorable to Partners than the form of standstill provision contained in Annex E hereto and (d) provide that Partners is a third-party beneficiary with respect to any breach thereof other than breaches relating to standstill provisions solely involving Holdings or solely involving Units or information relating solely to Holdings and its Subsidiaries; provided further, that Holdings may amend or waive the terms of such Confidentiality Agreement in its discretion, except that Partners shall have the right to approve or consent to any amendment or waiver (i) of the one-year term of the Confidentiality Agreement, (ii) that would have the effect of causing any non-public information pertaining to Partners that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement, (iii) of the provision described in (c) above or (iv) of Partners’ ability to enforce its rights as a third-party beneficiary to such Confidentiality Agreement.

     “CUARs” has the meaning set forth in Section 3.5.
     “DD Securities” shall have the meaning set forth in the recitals to this Agreement.
     “DEP Credit Agreements” means (i) the Revolving Credit Agreement, dated January 5, 2007, among Duncan Energy Partners L.P., the Lenders Party Thereto and Wachovia Bank, National Association, as Administrative Agent, as amended by the First Amendment to Revolving Credit Agreement, dated June 30, 2007, among Duncan Energy Partners L.P., the Lenders Party Thereto and Wachovia Bank, National Association, as in effect on the date of this Agreement and (ii) the Term Loan Agreement, dated April 18, 2008, among Duncan Energy Partners L.P., the Lenders Party Thereto and Wachovia Bank, National Association, as Administrative Agent, as amended to the First Amendment to Term Loan Agreement, dated July 11, 2008, among Duncan Energy Partners L.P., the Lenders Party Thereto and Wachovia Bank, National Association, as in effect on the date of this Agreement.
     “DFI” shall have the meaning set forth in the recitals to this Agreement.
     “DFIGPH” shall have the meaning set forth in the recitals to this Agreement.
     “Disclosure Schedule” shall have the meaning set forth in Section 5.1.
     “Distribution Waiver Agreement” means the Distribution Waiver Agreement by and among Partners, EPCO Holdings and the EPD Unitholder named therein, substantially in the form attached hereto as Annex D.
     “DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.
     “DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.
     “Effective Time” shall have the meaning set forth in Section 2.1(b).
     “Energy Transfer Equity” means Energy Transfer Equity, L.P., a Delaware limited partnership.
     “EPCO Holdings” shall have the meaning set forth in the recitals to this Agreement.
     “EPO Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of November 19, 2007, among Enterprise Products Operating LLC, the financial institutions party thereto as lenders, Wachovia Bank, National Association, as Administrative Agent, Issuing Bank and Swingline Lender, Citibank, N.A. and JPMorgan Chase Bank, as Co-Syndication Agents, and SunTrust Bank, Mizuho Corporate Bank, Ltd. and The Bank of Nova Scotia, as Co-Documentation Agents, as in effect on the date of this Agreement.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “ETE Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated February 8, 2006, as amended by Amendment No. 1 dated November 1, 2006, Amendment No. 2 dated November 9, 2007, and as may be amended after the date hereof.
     “ETE SEC Documents” shall have the meaning set forth in Section 5.2(c)(iv)(A).
     “ETE Units” means common units representing limited partner interests of Energy Transfer Equity having the rights and obligations specified with respect to “Common Units” in the ETE Partnership Agreement.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Exchange Agent” shall mean BNY Mellon Shareowners Services or any other entity as may be selected by Partners subject to the reasonable approval of Holdings.
     “Exchange Fund” shall have the meaning set forth in Section 3.3(a).
     “Exchange Ratio” shall have the meaning set forth in Section 3.1(c).
     “Expenses” shall have the meaning set forth in Section 9.1(e).
     “Fourth Amendment” means Amendment No. 4 to the First Amended and Restated Agreement of Limited Partnership of Holdings, substantially in the form attached as Annex A, to be executed and delivered in accordance with Section 6.18.
     “Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Holdings or Partners, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.
     “Holdings” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Holdings Audit Committee” shall mean the Audit, Conflicts and Governance Committee of the Holdings GP Board.
     “Holdings Certificate of Limited Partnership” means the certificate of limited partnership of Holdings as filed with the Secretary of State of the State of Delaware on April 18, 2005.
     “Holdings Change in Recommendation” shall have the meaning set forth in Section 6.6(c).
     “Holdings Credit Agreement” means the Third Amended and Restated Credit Agreement, dated August 24, 2007, among Holdings, the Lenders Party Thereto, Citicorp North America,

Inc., as Administrative Agent, and Citibank, N.A., as Issuing Bank, as amended by the First Amendment to Third Amended and Restated Credit Agreement, dated November 8, 2007, among Holdings, the Term Loan B Lenders Party Thereto, Citicorp North America, Inc., as Administrative Agent, and Citigroup Global Markets, Inc. and Lehman Brothers Inc. as Co-Arrangers and Joint Bookrunners, as in effect on the date of this Agreement.
     “Holdings Disclosure Schedule” shall mean the Disclosure Schedule delivered by Holdings pursuant to Section 5.1.
     “Holdings GP” has the meaning set forth in the introductory paragraph to this Agreement.
     “Holdings GP Amended and Restated LLC Agreement” shall mean the Fourth Amended and Restated Limited Liability Company Agreement of Holdings GP, substantially in the form attached hereto as Annex B.
     “Holdings GP Board” means the Board of Directors of Holdings GP.
     “Holdings GP Certificate of Formation” means the certificate of formation of Holdings GP as filed with the Secretary of State of the State of Delaware on April 19, 2005.
     “Holdings GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Holdings GP, dated as of November 7, 2005, as amended from time to time.
     “Holdings Material Contracts” shall have the meaning set forth in Section 5.2(k)(i).
     “Holdings Meeting” shall have the meaning set forth in Section 5.2(d).
     “Holdings Merger Transactions” has the meaning set forth in Section 5.2(d)(iii).
     “Holdings Parties” means Holdings GP and Holdings.
     “Holdings Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of Holdings, dated as of August 29, 2005, as amended by Amendment No. 1 dated May 7, 2007, Amendment dated December 27, 2007, and Amendment No. 3 dated November 6, 2008, as will be further amended by the Fourth Amendment in accordance with Section 6.18 of this Agreement immediately prior to the Effective Time, and as may be further amended from time to time.
     “Holdings Recommendation” shall have the meaning set forth in Section 6.2.
     “Holdings Supporting Unitholders” shall have the meaning set forth in the recitals to this Agreement.
     “Holdings UAR” has the meaning set forth in Section 3.5.
     “Holdings Unaffiliated Unitholders” means the Holdings Unitholders other than Holdings Unitholders controlling, controlled by or under common control with Holdings GP.

     “Holdings Unit Plan” means the Enterprise Products Company 2005 EPE Holdings Long-Term Incentive Plan, as amended and restated as of February 23, 2010 and further amended from time to time.
     “Holdings Unitholder Approval” shall have the meaning set forth in Section 7.1.
     “Holdings Unitholders” means the holders of outstanding Units.
     “Indebtedness” of any Person means (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property of such Person), (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, (c) any indebtedness of others secured by a Lien on any property of such Person, whether or not the respective indebtedness so secured has been assumed by it, (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person, (e) obligations of such Person in respect of surety bonds or similar instruments, (f) the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. generally accepted accounting principles, and (g) indebtedness of others as described in clauses (a) through (f) above in any manner guaranteed by such Person or for which it is or may become contingently liable; provided, that Indebtedness shall not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
     “Indemnification Expenses” shall have the meaning set forth in Section 6.12(a).
     “Indemnified Parties” shall have the meaning set forth in Section 6.12(a).
     “Indemnitees” shall have the meaning set forth in the Holdings Partnership Agreement.
     “Knowledge” shall mean, with respect to any party, the actual knowledge of the directors or officers of such party.
     “Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.
     “LE GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of LE GP, LLC, a Delaware limited liability company, as amended by Amendment No. 1 dated May 7, 2007, and as such limited liability company agreement may be amended after the date hereof.

     “Lien” shall mean any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.
     “Material Adverse Effect” shall mean, with respect to either Holdings or Partners, any effect that (x) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or prospects of Holdings and its Subsidiaries taken as a whole, or Partners and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or could reasonably be expected to materially impair the ability of Holdings or Partners, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting the petroleum product transportation, terminalling, storage and distribution industry generally (including the price of petroleum products and the costs associated with the transportation, terminalling, storage and distribution thereof), or in any region in which Partners operates, (b) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States of America or elsewhere, (c) changes in Law, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of Partners to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (f) changes in the market price or trading volume of Units or Common Units (but not any effect underlying any decrease that would otherwise constitute a Material Adverse Effect), or (g) the announcement or pendency of this Agreement or the matters contemplated thereby or the compliance by either party with the provisions of this Agreement; provided, that, in the case of clause (a), (b), (c) or (d), the impact on Holdings or Partners is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.
     “Merger” shall have the meaning set forth in the recitals to this Agreement.
     “Merger Consideration” shall have the meaning set forth in Section 3.1(c).
     “MergerCo” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “New Common Unit Issuance” shall mean the issuance of Common Units as part of the Merger Consideration pursuant to this Agreement.
     “New Common Units” shall have the meaning set forth in Section 3.1(c).
     “New Partners GP” shall have the meaning set forth in the recitals of this Agreement.
     “Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.6(c).
     “NYSE” shall mean the New York Stock Exchange.

     “Other Parties” means, with respect to the Holdings Parties, the Partners Parties, and with respect to the Partners Parties, the Holdings Parties.
     “Partners” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Partners Acquisition Proposal” means any proposal or offer from or by any Person other than Holdings and its Subsidiaries relating to: (a) any direct or indirect acquisition of (i) more than 50% of the assets of Partners and its Subsidiaries, taken as a whole, (ii) more than 50% of the outstanding equity securities of Partners or (iii) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of Partners and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of Partners; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Partners other than the Merger and the Partners GP Merger.
     “Partners Amended and Restated Partnership Agreement” shall mean the Sixth Amended and Restated Agreement of Limited Partnership of Partners, substantially in the form attached hereto as Annex C.
     “Partners Audit Committee” shall mean the Audit, Conflicts and Governance Committee of the Board of Directors of Partners GP.
     “Partners Certificate of Limited Partnership” means the certificate of limited partnership of Partners as filed with the Secretary of State of the State of Delaware on April 9, 1998.
     “Partners Disclosure Schedule” shall mean the Disclosure Schedule delivered by Partners pursuant to Section 5.1.
     “Partners Existing Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Partners, dated August 8, 2005, as amended by Amendment No. 1 dated as of December 27, 2007, Amendment No. 2 dated April 14, 2008, Amendment No. 3 dated November 6, 2008, Amendment No. 4 dated October 26, 2009, and as may be further amended from time to time.
     “Partners General Partner Interest” shall mean the “General Partner Interest” as defined in the Partners Existing Partnership Agreement.
     “Partners GP” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Partners GP Board” shall mean the Board of Directors of Partners GP.
     “Partners GP Certificate of Formation” means the certificate of formation of Partners GP as filed with the Secretary of State of the State of Delaware on April 9, 1998.

     “Partners GP LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Partners GP, dated as of November 7, 2007, as amended by the First Amendment dated November 6, 2008, and as may be further amended from time to time.
     “Partners GP Merger” has the meaning set forth in the recitals to this Agreement.
     “Partners GP Merger Agreement” has the meaning set forth in the recitals to this Agreement.
     “Partners Incentive Distribution Rights” means the rights to “Incentive Distributions” as defined in the Partners Existing Partnership Agreement.
     “Partners Merger Transactions” shall have the meaning set forth in Section 5.2(d)(ii).
     “Partners Non-Public Information” shall have the meaning set forth in Section 6.6(b).
     “Partners Parties” means Partners GP, Partners and MergerCo.
     “Partners Unaffiliated Unitholders” means the holders of Common Units other than Partners GP and Holdings and their respective Affiliates, officers and directors.
     “Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.
     “Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.2(f).
     “Receiving Party” shall have the meaning set forth in Section 6.6(a).
     “Registration Statement” shall have the meaning set forth in Section 5.2(f).
     “Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.
     “Rights” shall mean, with respect to any person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this sentence.
     “Rule 145 Affiliate” shall have the meaning set forth in Section 6.7(a).

     “SEC” shall mean the Securities and Exchange Commission.
     “SEC Documents” shall have the meaning set forth in Section 5.2(g).
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Subject ETE Units” shall have the meaning set forth in Section 5.2(c)(i)(C).
     “Subject LE GP Interest” shall have the meaning set forth in Section 5.2(c)(i)(B).
     “Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Holdings and Holdings GP, Partners GP and its Subsidiaries (including, for the sake of clarity, Partners) shall not be deemed to be Subsidiaries of Holdings or Holdings GP (unless otherwise specifically provided in this Agreement).
     “Superior Proposal” means any bona fide Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “50%”) made by a third party on terms that the Holdings Audit Committee determines, in its good faith judgment and after consulting with Holdings’ financial advisors and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of Units, from a financial point of view than the Merger (taking into account the transactions contemplated by this Agreement and any revised proposal by the Partners Audit Committee on behalf of Partners to amend the terms of this Agreement).
     “Support Agreement” shall mean the Support Agreement dated as of the date hereof by and among Partners and the Holdings Supporting Unitholders.
     “Surviving Entity” shall have the meaning set forth in Section 2.1(a).
     “Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.
     “Tax Returns” shall have the meaning set forth in Section 5.2(m)(i).
     “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.
     “Tax Law” means any Law relating to Taxes.
     “Termination Date” shall have the meaning set forth in Section 8.1(b).

     “Units” or “Holdings Units” shall mean the units representing limited partner interests of Holdings having the rights and obligations specified with respect to “Units” as set forth in the Holdings Partnership Agreement.
     Section 1.2 Interpretation. A reference to an Article, Section, Exhibit or Schedule means an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it. References to a Person or person shall be construed as a reference to such Person and its successors and permitted assigns.
ARTICLE II
THE MERGER; EFFECTS OF THE MERGER
     Section 2.1 The Merger.
     (a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, Holdings shall merge with and into MergerCo, the separate existence of Holdings shall cease and MergerCo shall survive and continue to exist as a Delaware limited liability company (MergerCo, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that immediately following the Merger, Partners will be the sole member of MergerCo and Holdings GP will be the sole general partner of Partners.
     (b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.
     (c) MergerCo Certificate of Formation and MergerCo Limited Liability Company Agreement. At the Effective Time, the MergerCo Certificate of Formation shall remain unchanged and shall be the certificate of formation of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, the MergerCo Limited Liability

Company Agreement shall remain unchanged and shall be the limited liability company agreement of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.
     (d) The parties hereto intend for the Merger to be treated as an “assets-over” merger of Holdings into Partners under Treasury Regulations Section 1.708-1(c)(3)(i) and for post-Merger Partners to be treated as a continuation of pre-Merger Partners under Treasury Regulations Section 1.708-1.
     Section 2.2 Closing. Subject to (i) the satisfaction or waiver of the conditions set forth in Article VII and (ii) this Agreement not having theretofore terminated pursuant to its terms, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 at 10:00 a.m. Houston time on the Closing Date.
ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES
     Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time (except as noted below in clause (b)), by virtue of the Merger and without any action on the part of Partners, Holdings or any holder of Units:
     (a) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall remain outstanding as limited liability company interests in the Surviving Entity, and Partners, as the holder of such limited liability company interests, shall continue as the sole member of the Surviving Entity.
     (b) The general partner interest in Holdings issued and outstanding immediately prior to the Effective Time (in the non-economic form effected by the Fourth Amendment) shall be converted into the right to receive the non-economic general partner interest in Partners as set forth in the Partners Amended and Restated Partnership Agreement, and Holdings GP shall be admitted (immediately prior to the Effective Time in accordance with Section 4.6(c) of the Partners Existing Partnership Agreement) as the sole general partner of Partners in accordance with the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement.
     (c) Each Unit issued and outstanding immediately prior to the Effective Time (other than Units held by Partners or its Subsidiaries or Holdings or its Subsidiaries) shall be converted into the right to receive 1.5 Common Units (such ratio, the “Exchange Ratio,” and such amount of Common Units, the “Merger Consideration”) which Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partners Existing Partnership

Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, fully paid (to the extent required under the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such Common Units described in this clause (c) shall be referred to herein as the “New Common Units”).
     Section 3.2 Rights As Unitholders; Unit Transfers. All Units, when converted as a result of and pursuant to the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. At the Effective Time, each holder of a certificate representing Units (a “Certificate”) and each holder of non-certificated Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of Holdings and cease to have any rights with respect thereto, except the right to receive (a) the Merger Consideration, and the right to be admitted as an Additional Limited Partner in connection therewith, (b) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(e) and (c) any distributions in accordance with Section 3.3(c), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3. In addition, to the extent applicable, holders of Units as of the Effective Time shall have continued rights to any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that may have been declared or made by Holdings with respect to such Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. After the Effective Time, the unit transfer books of Holdings shall be closed immediately and there shall be no further registration of transfers on the unit transfer books of Holdings with respect to Units.
     Section 3.3 Exchange of Certificates.
     (a) Exchange Agent. Promptly after the Effective Time, Partners shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Units and cash as required by this Article III. Partners agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2 and Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(e), in each case without interest. Any cash and New Common Units deposited with the Exchange Agent (including as payment for any fractional New Common Units in accordance with Section 3.3(e) and any distributions with respect to such fractional New Common Units in accordance with Section 3.3(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.
     (b) Exchange Procedures. Promptly after the Effective Time, Partners shall instruct the Exchange Agent to mail to each record holder of Units as of the Effective Time (i) a letter of transmittal (which shall specify that in respect of certificated Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by Partners and Holdings prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, each holder of Units shall be entitled to receive in exchange therefor (A) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Common Units pursuant to Section 3.3(e) and distributions pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional New Common Units, or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Units that is not registered in the transfer records of Holdings, the Merger Consideration payable in respect of such Units may be paid to a transferee, if the Certificate representing such Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of Units and any cash or distributions to which such holder is entitled pursuant to Section 3.2.
     (c) Distributions with Respect to Unexchanged Units. No distributions declared or made with respect to Common Units with a record date after the Effective Time shall be paid to the holder of any Units with respect to New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units shall be paid to any such holder until such holder shall have delivered the required documentation and surrendered any Certificate as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to New Common Units and payable with respect to such New Common Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such New Common Units.
     (d) Further Rights in Holdings Units. The Merger Consideration issued upon conversion of a Unit in accordance with the terms hereof (including any cash paid pursuant to

Section 3.2, Section 3.3(c) or Section 3.3(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Unit.
     (e) Fractional Common Units. No certificates or scrip of New Common Units representing fractional New Common Units or book entry credit of the same shall be issued upon the exchange of Units in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Units. Notwithstanding any other provision of this Agreement, each holder of Units exchanged in the Merger who would otherwise have been entitled to receive a fraction of a New Common Unit (after taking into account all Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Partners, and Partners shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. To the extent applicable, each holder of Units shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional New Common Units in the Merger as a sale of a portion of the holder’s Units to Partners consistent with Treasury Regulation Section 1.708-1(c)(4).
     (f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting New Common Units or cash that remains undistributed to the holders of Units after 180 days following the Effective Time shall be delivered to Partners upon demand by Partners and, from and after such delivery, any former holders of Units who have not theretofore complied with this Article III shall thereafter look only to Partners for the Merger Consideration payable in respect of such Units, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(e) and any distributions with respect to New Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of Partners, free and clear of any Liens, claims or interest of any Person previously entitled thereto.
     (g) No Liability. To the fullest extent permitted by Law, none of Holdings GP, Partners, Holdings, or the Surviving Entity shall be liable to any holder of Units for any Common Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.
     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Partners, the posting by such Person of a bond, in such reasonable amount as Partners may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.
     (i) Withholding. Each of Partners, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Units such amounts as Partners, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Partners, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable holders of Units prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by Partners, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Units in respect of whom such deduction and withholding was made by Partners, the Surviving Entity or the Exchange Agent, as the case may be.
     (j) Book Entry and Admission of Holders of New Common Units as Additional Limited Partners of Partners. All New Common Units to be issued in the Merger shall be issued in book-entry form, without physical certificates. Upon the issuance of New Common Units to the holders of Units in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 10.4 of the Partners Amended and Restated Partnership Agreement, which requirements may be satisfied by each holder of Units by the execution and delivery by such holder of a completed and executed letter of transmittal, New Partners GP shall be deemed to have automatically consented to the admission of such holders as limited partners of Partners and shall reflect such admission on the books and records of Partners.
     (k) Investment of the Exchange Fund. Partners shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by Partners on a daily basis; provided that any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Holdings Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments shall be paid promptly to Partners.
     Section 3.4 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, unit distributions, combinations or exchange of units with respect to, or Rights in respect of, Units or Common Units (in each case, as permitted pursuant to Section 4.3), the number of New Common Units to be issued in the Merger and the Average Closing Price of Common Units will be correspondingly adjusted to provide to the holders of Units the same economic effect as contemplated by this Agreement prior to such event.
     Section 3.5 Treatment of Holdings Equity-Based Awards; Holdings Unit Appreciation Rights (UARs). At the Effective Time, automatically and without any action on the part of the holder thereof, other than holders who are DEP Holdings, LLC directors whose consent is required and who provide written consent, each outstanding Unit Appreciation Right (“Holdings

UAR”), both granted pursuant to the Holdings Unit Plan and outside the Holdings Unit Plan, shall be assumed by Partners and converted into a number of Common Unit Appreciation Rights (“CUARs”) of Partners equal to the product of the number of Holdings UARs to which such grant was subject at the time of such assumption multiplied by the Exchange Ratio (with any resulting fraction of a CUAR being rounded down to the nearest whole CUAR), with an exercise price per CUAR of Partners equal to the per Holdings UAR exercise price divided by the Exchange Ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent). In the case of DEP Holdings, LLC directors whose consent is not required or, if required, who provide written consent, such person’s outstanding Holdings UARs, whether or not then exercisable or vested, shall cease to represent, as of the Effective Time, a Holdings UAR and shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment, without interest, equal to the Fair Market Value of such Holdings Unit on such date over the Grant Price per Holdings Unit (with the terms Fair Market Value and Grant Price as defined under the Holdings Unit Plan). Each CUAR of Partners shall be subject to, and vest upon, the terms and conditions that are equivalent to those applicable to the Holdings UARs. Promptly after the Effective Time, Partners will provide each holder of a Holdings UAR with a notice describing the assumption and conversion of such awards. The assumption and conversion of the Holdings UARs (and the cash-out of Holdings UARs held by DEP Holdings, LLC directors) pursuant to this Section 3.5 shall be in full satisfaction of the obligations in respect thereof.
ARTICLE IV
ACTIONS PENDING MERGER
     From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, including the transactions contemplated by the Partners GP Merger Agreement and made in connection with the Partners GP Merger, (a) without the prior written consent of the Partners Audit Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Holdings and Holdings GP will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the Holdings Audit Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Partners and Partners GP will not, and will cause each of its Subsidiaries not to:
     Section 4.1 Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect.
     Section 4.2 Equity. (a) In the case of Holdings and its Subsidiaries, other than the conversion of the Holdings general partner interest and the issuance of Units in connection therewith required in accordance with Section 6.18 and the related entry into the Fourth Amendment, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee Rights; and (b)

in the case of Partners, take any action described in clause (i), (ii) or (iii) above, which would materially adversely affect its or Holdings’ ability to consummate the transactions contemplated by this Agreement.
     Section 4.3 Equity Changes. Other than the conversion of the Holdings general partner interest and the issuance of Units in connection therewith required in accordance with Section 6.18 and the related entry into the Fourth Amendment: (a) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or (b) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.
     Section 4.4 Acquisitions and Dispositions. (a) In the case of Holdings and its Subsidiaries, (i) sell, lease, dispose of or discontinue all or any portion of its assets, business or properties other than uses of cash in the ordinary course of business, including distributions permitted under Section 4.5, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity; and (b) in the case of Partners, (i) merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition that would be likely to have a Material Adverse Effect, or (ii) enter into a definitive agreement with respect to a Partners Acquisition Proposal.
     Section 4.5 Distributions. In the case of Holdings GP and Holdings, make or declare dividends or distributions to the holders of Units other than regular quarterly distributions in an amount not to exceed $0.015 plus the distribution amount per Unit paid with respect to the second quarter of 2010, and in the case of Partners, make or declare dividends or distributions to the holders of Partners Common Units other than regular quarterly distributions in an amount not to exceed $0.0075 plus the distribution amount per Partner Common Unit paid with respect to the second quarter of 2010.
     Section 4.6 Amendments. (a) In the case of Holdings GP and Holdings, amend the Partners GP LLC Agreement, the Partners Existing Partnership Agreement, the Holdings Partnership Agreement or the Holdings GP LLC Agreement other than in accordance with this Agreement; and (b) in the case of Partners, amend the Partners Existing Partnership Agreement other than in accordance with this Agreement. For purposes of clarification, an amendment to the Partners Existing Partnership Agreement in connection with the Partners GP Merger to admit Holdings as general partner and for Holdings to assume such rights and duties as required under the Partners Existing Partnership Agreement shall be deemed in accordance with this Agreement, and such assumption by Holdings as general partner and Holdings’ business and activities at such time until the Effective Time shall be deemed ancillary and related to the business of Partners, and made in connection with and incidental to its performance as general partner of Partners.

     Section 4.7 Material Contracts. (a) In the case of Holdings and its Subsidiaries, enter into any Holdings Material Contract or modify, amend, terminate or assign, or waive or assign any rights under any Holdings Material Contract in any material respect in a manner which is adverse to Partners and its Subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the Termination Date (or any extension thereof); and (b) in the case of Partners and its Subsidiaries, enter into any Partners Material Contract or modify, amend, terminate or assign, or waive or assign any rights under any Partners Material Contract in any material respect in a manner which is adverse to Partners and its Subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the Termination Date (or any extension thereof).
     Section 4.8 Litigation. (a) In the case of Holdings and its Subsidiaries, waive, release, assign, settle or compromise any claim, action or proceeding; and (b) in the case of Partners and its Subsidiaries, waive, release, assign, settle or compromise any claim, action or proceeding that would reasonably be expected to result in a Material Adverse Effect on Partners or on Holdings.
     Section 4.9 Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or U.S. generally accepted accounting principles.
     Section 4.10 Insurance. Fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.
     Section 4.11 Taxes.
     (a) Change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;
     (b) Settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or
     (c) Change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law.
     Section 4.12 Employee Benefit Plans.
     In the case of Holdings and its Subsidiaries, (a) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Compensation and Benefit Plan, (b) grant any severance or termination pay to any officer or director of Holdings or any of its Subsidiaries or (c) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of Holdings or any of its Subsidiaries or any of their beneficiaries.

     Section 4.13 Debt, Capital Expenditures and the Like. (a) In the case of Holdings and its Subsidiaries, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practice, (ii) enter into any material lease (whether operating or capital), (iii) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing Indebtedness, new Indebtedness or lease, or (iv) make or commit to make any capital expenditures; and (b) in the case of Partners, take any action described in clauses (i), (ii), (iii) or (iv) above which would materially adversely affect its or Holdings’ ability to consummate the transactions contemplated by this Agreement.
     Section 4.14 No Dissolution. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.
     Section 4.15 Adverse Actions. Except as permitted by Sections 6.2 and 6.6, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.
     Section 4.16 Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.15.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Section 5.1 Disclosure Schedule. On or prior to the date hereof, Partners has delivered to Holdings and Holdings has delivered to Partners a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
     Section 5.2 Representations and Warranties. Subject to Section 5.1 and except as set forth in its Disclosure Schedule or (other than with respect to Sections 5.2(a) and (b)) as set forth in its SEC Documents filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), Holdings hereby represents and warrants with respect to Holdings and Holdings GP (and to the extent necessary with respect to any representations by Holdings herein, Holdings GP also represents and warrants) to Partners, and Partners and MergerCo hereby represent and warrant with respect to themselves and Partners GP (and to the extent necessary with respect to any representations by Partners and

MergerCo herein, Partners GP also represents and warrants) to Holdings, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:
     (a) Organization, General Authority and Standing. Such party is a limited partnership or limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Such party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect on either Holdings or Partners.
     (b) Capitalization.
     (i) In the case of Holdings, as of the date hereof, there are 139,195,064 Units issued and outstanding, and all such Units and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Holdings Partnership Agreement and are fully paid (to the extent required under the Holdings Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, Holdings GP is the sole general partner of Holdings owning a 0.01% general partner interest in Holdings, and such general partner interest was duly authorized and validly issued in accordance with the Holdings Partnership Agreement.
     (ii) In the case of Partners, as of the date hereof, there are 638,733,319 Common Units and 4,520,431 Class B Units issued and outstanding, and all of such Common Units and Class B Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partners Existing Partnership Agreement and are fully paid (to the extent required under the Partners Existing Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). As of the date hereof, Partners GP is the sole general partner of Partners owning a 2.0% Partners General Partner Interest and the related Partners Incentive Distribution Rights, and such Partners General Partner Interest and related Partners Incentive Distribution Rights were duly authorized and validly issued in accordance with the Partners Existing Partnership Agreement. New Common Units to be issued in accordance with this Agreement will be duly authorized and validly issued in accordance with the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, and will be fully paid (to the extent required under the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). After giving effect to the Merger and the Partners Amended and Restated Partnership Agreement, the non-economic general partner interest in Partners to be held by Holdings GP will be duly authorized and validly issued in accordance with the Partners Amended and Restated Partnership Agreement, and Holdings GP will be duly admitted as the general partner of Partners.
     (iii) As of the date hereof, except as set forth above in this Section 5.2(b) and in Schedule 5.2(b) of a party’s Disclosure Schedule, (A) there are no partnership interests or other equity securities of such party or any of its Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of such person (or the general partner of such person) or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.
     (iv) The number of Common Units that are issuable by Partners upon exercise of any employee or director options or other rights of any employee, director or other Person to purchase Common Units as of the date hereof are set forth in Schedule 5.2(b) of Partners Disclosure Schedule.
     (c) Equity Interests in other Entities.
     (i) In the case of the representations and warranties of Holdings, other than ownership of (A) its Subsidiaries, (B) an approximate 40.6% member interest in LE GP, LLC (the “Subject LE GP Interest”), the general partner of Energy Transfer Equity, (C) 38,976,090 ETE Units (the “Subject ETE Units”), and (D) interests in Partners Common Units and in Partners GP, Holdings does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. Except as set forth in its SEC Documents, Holdings owns the interests set forth in clauses (A) (other than Subsidiaries of Partners), (B), (C) and (D) free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.
     (ii) The Subject ETE Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the ETE Partnership Agreement and are fully paid (to the extent required under the ETE Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).
     (iii) The Subject LE GP Interest were duly authorized and validly issued in accordance with the LE GP LLC Agreement and are fully paid (to the extent required under the LE GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act).
     (iv) To the Knowledge of Holdings as of the date hereof, (A) none of the reports, registration statements, definitive proxy statements or information statements filed by Energy Transfer Equity subsequent to December 31, 2009 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including its Annual Report on Form 10-K for the year ended December 31, 2009, in each case in the form filed (collectively, “ETE SEC Documents”), with the SEC as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, (B) the historical financial statements of Energy Transfer Equity and its consolidated subsidiaries contained in or incorporated by reference into any such ETE SEC Document (including the related notes and schedules thereto) (1) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act and (2) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements and (C) since December 31, 2009, except as disclosed in the ETE SEC Documents, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the financial position, results of operations, business, assets or prospects of Energy Transfer Equity (provided, however, that any information contained in any part of any ETE SEC Document shall only be deemed to be an exception to this Section 5.2(c)(iv)(C) if the relevance of that information as an exception to this Section 5.2(c)(iv)(C) is reasonably apparent; and provided further, however, that, except for any specific factual information contained therein to the extent the relevance thereof is reasonably apparent, in no event shall any information contained in any part of any ETE SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to this Section 5.2(c)(iv)(C)), except for any event, change, effect, development, condition or occurrence, or the impact of any thereof, referred to in clause (a), (b), (c), (d), (e) or (f) of the definition of Material Adverse Effect herein.
     (d) Power, Authority and Approvals of Transactions; Partners GP Special Approval; Holdings GP Special Approval and Board Recommendations.
     (i) Such party has the requisite partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Subject to Holdings Unitholder Approval in the case of Holdings, this Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action by such party. This Agreement has been duly executed and delivered by such party and constitutes a valid and binding agreement of such party (assuming the due execution and delivery of this Agreement by, or with respect to, the Other Parties), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
     (ii) The Partners Audit Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger, the New Common Unit Issuance and the adoption of the Partners Amended and Restated Partnership Agreement (collectively, the “Partners Merger Transactions”) are fair and reasonable to Partners, and has approved this Agreement and the Partners Merger Transactions, and such action by the Partners Audit Committee constituted Special Approval (as defined in the Partners Existing Partnership Agreement) of this Agreement and the Partners Merger Transactions. Based in part on the determination of the Partners Audit Committee, the Partners GP Board has approved this Agreement and the Partners Merger Transactions and determined that this Agreement and the Partners Merger Transactions are fair and reasonable to, and in the best interests of, Partners and the Partners Unaffiliated Unitholders.
     (iii) The Holdings GP Board has requested, and delegated to the Holdings Audit Committee the power and authority to consider, analyze, review, evaluate, accept or reject the terms and conditions of this Agreement and the transactions contemplated hereby including the Holdings Merger Transactions (as defined below). The Holdings Audit Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger, the Fourth Amendment and the Partners GP Merger (the “Holdings Merger Transactions”), are fair and reasonable , advisable to and in the best interests of Holdings and the Holdings Unaffiliated Unitholders, and such action by the Holdings Audit Committee constituted Special Approval (as defined in the Holdings Partnership Agreement) of this Agreement and the transactions contemplated hereby and the Holdings Merger Transactions. Based upon such recommendation of the Holdings Audit Committee, the Holdings GP Board has approved and declared the advisability of entering into this Agreement and the Holdings Merger Transactions, has directed that this Agreement be submitted to the Holdings Unitholders for approval at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “Holdings Meeting”) and the Holdings GP Board has recommended that the holders of Units approve this Agreement and the Merger and the Partners GP Merger Agreement.
     (e) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.2(f) and Article VII are duly obtained and assuming the consents, waivers and approvals specified in Section 6.11(c), (d) and (e) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such party do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Holdings, the Holdings Partnership Agreement, the Holdings Certificate of Limited Partnership, the Holdings GP LLC Agreement or the Holdings GP Certificate of Formation, and in the case of Partners, the Partners Existing Partnership Agreement, the Partners Certificate of Limited Partnership, the Partners GP LLC Agreement or the Partners GP Certificate of Formation, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries’ assets other than in connection with any Indebtedness incurred by Partners in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.
     (f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by such party of this Agreement and (ii) the consummation by such party of the transactions contemplated by this Agreement, except for (A) the filing of any required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of a proxy statement relating to the matters to be submitted to the Holdings Unitholders at the Holdings Meeting and a registration statement on Form S-4 with respect to the issuance of the Partners Common Units in the Merger (such registration statement on Form S-4, and any amendments or supplements thereto, the “Registration Statement,” and the proxy statement/prospectus included in the Registration Statement, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Partners Common Units pursuant to this Agreement and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such party.
     (g) Financial Reports and SEC Documents. With respect to the Holdings Parties, Holdings’, and with respect to the Partners Parties, Partners’, Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2009 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, “SEC Documents”), with the SEC as of their respective dates (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The historical financial statements of Holdings and its consolidated subsidiaries, with respect to the Holdings Parties, and of Partners and its consolidated subsidiaries, with respect to the Partners Parties, contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) (A) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act, and (B) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. With respect to Holdings, to the Knowledge of Holdings as of the date hereof, there are no outstanding comments from, or unresolved issues raised by, the SEC, with respect to the SEC Documents of Energy Transfer Equity that have had, or the outcome of which may have, a Material Adverse Effect on Holdings. Notwithstanding anything to the contrary herein, no representation or warranty made by Holdings in this clause 5.2(g) applies to information or data furnished or supplied by or derived from Partners or any of its Subsudiaries.
     (h) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto), including in such party’s Annual Report on Form 10-K for the year ended December 31, 2009, or in the financial statements (or notes thereto) included in subsequent SEC Documents filed by such party prior to the date hereof, neither such party nor any of its consolidated subsidiaries had at December 31, 2009 or, has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of such party included in the SEC Documents filed prior to the date hereof, or reflected in the notes thereto, or (B) were incurred since December 31, 2009 in the ordinary course of business and consistent with past practices or (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on such party and its consolidated subsidiaries taken as a whole or (B) that have been discharged or paid in full prior to the date hereof. Notwithstanding anything to the contrary herein, Holdings makes no representation or warranty with respect to any liability or obligation of Partners or any of its Subsidiaries.
     (i) Compliance with Law. Such party and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party. Since December 31, 2009, neither such party nor any of its Subsidiaries has received any written notice or, to such party’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party.
     (j) [Reserved]

     (k) Material Contracts.
     (i) Except for this Agreement, as of the date hereof, neither such party nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All contracts of the type referred to in the previous sentence are referred to herein as “Holdings Material Contracts” or “Partners Material Contracts,” as applicable.
     (ii) (A) In the case of Holdings, (1) each Holdings Material Contract is valid and binding and in full force and effect, (2) Holdings and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Holdings Material Contract, (3) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Holdings or any of its Subsidiaries under any such Holdings Material Contract and (4) to the Knowledge of Holdings, no other party to such Holdings Material Contract is in default in any respect thereunder; and (B) in the case of Partners, (1) each Partners Material Contract is valid and binding and in full force and effect, (2) Partners and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Partners Material Contract, (3) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Partners or any of its Subsidiaries under any such Partners Material Contract and (4) to the Knowledge of Partners, no other party to such Partners Material Contract is in default in any respect thereunder.
     (l) No Brokers. No action has been taken by such party that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Holdings, fees to be paid to Morgan Stanley & Co. Incorporated, and, in the case of Partners, fees to be paid to Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, in every case pursuant to letter agreements, the existence of which have been heretofore disclosed to the other party and which fees have been disclosed to the other party.
     (m) Tax Matters.
     (i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to such party or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;
     (ii) all Tax Returns filed by such party are complete and accurate in all material respects;
     (iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by such party or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have been established, in accordance with generally accepted accounting principles, for the payment of such Taxes;

     (iv) no material (A) audit or examination or (B) refund litigation with respect to any Tax Return of such party is pending. As of the date hereof, neither such party nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (y) is a party to any Tax sharing or Tax indemnity agreement;
     (v) such party has in effect a valid election under Section 754 of the Code; and
     (vi) such party is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation.
     (n) Employee Benefits Matters. Holdings has no Compensation and Benefit Plans.
     (o) Operations of MergerCo. In the case of Partners, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.
     (p) Holdings Fairness Opinion. Morgan Stanley & Co. Incorporated has delivered to the Holdings Audit Committee its written opinion to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair, from a financial point of view, to the Holdings Unitholders other than the Holdings Supporting Unitholders.
     (q) Partners Fairness Opinion. Credit Suisse Securities (USA) LLC has delivered to the Partners Audit Committee its opinion dated as of the date of the meeting at which the Partners Audit Committee approved this Agreement to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations and other matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Partners.
     (r) No Material Adverse Effect. In the case of Partners, since December 31, 2009, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Partners. In the case of Holdings, since December 31, 2009, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Holdings.

ARTICLE VI
COVENANTS
     Holdings hereby covenants to and agrees with Partners, and Partners hereby covenants to and agrees with Holdings, that:
     Section 6.1 Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including obtaining (and cooperating with the Other Parties to obtain) any third-party approval that is required to be obtained by Holdings or Partners or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the transactions contemplated hereby.
     Section 6.2 Holdings Unitholder Approval. Subject to the terms and conditions of this Agreement, Holdings shall take, in accordance with applicable Law, applicable stock exchange rules and the Holdings Partnership Agreement, all action necessary to call, hold and convene the Holdings Meeting to consider and vote upon the approval of this Agreement and the Merger, and any other matters required to be approved by Holdings Unitholders for consummation of the Holdings Merger Transactions, promptly after the date hereof. Subject to Section 6.6(c), the Holdings Audit Committee and the Holdings GP Board shall recommend approval of the Agreement and the Merger to the holders of Units (the “Holdings Recommendation”), and Holdings shall take all reasonable lawful action to solicit such approval by the holders of Units. Notwithstanding anything to the contrary in this Agreement, if there occurs a Holdings Change in Recommendation in accordance with this Agreement, Holdings shall not be required to call, hold or convene the Holdings Meeting.
     Section 6.3 Registration Statement.
     (a) Each of Partners and Holdings agrees to cooperate in the preparation of the Registration Statement (including the Proxy Statement/ Prospectus constituting a part thereof and all related documents) to be filed by Partners with the SEC in connection with the issuance of New Common Units in the Merger as contemplated by this Agreement. Provided Holdings has cooperated as required above, Partners agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Holdings and Partners agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Partners also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky”

permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Partners and Holdings agrees to furnish to the other party all information concerning Partners, Partners GP and its Subsidiaries or Holdings, Holdings GP and its Subsidiaries, as applicable, and the officers, directors and unitholders of Partners and Holdings and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.
     (b) Each of Holdings and Partners agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of Units and at the time of the Holdings Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Holdings and Partners further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.
     (c) Partners will advise Holdings, promptly after Partners receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of New Common Units for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     (d) Holdings will use its commercially reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its unitholders as soon as practicable after the effective date of the Registration Statement.
     Section 6.4 Press Releases. Prior to a Holdings Change in Recommendation, if any, each of Holdings and Partners will not, without the prior approval of the Holdings GP Board in the case of Holdings and the Partners GP Board in the case of Partners, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.
     Section 6.5 Access; Information.
     (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the Other Parties and their Representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its Representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its Representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Holdings or Partners or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the Other Parties may reasonably request. Neither Holdings nor Partners nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the immediately preceding sentence apply.
     (b) Partners and Holdings, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.6 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
     Section 6.6 Acquisition Proposals; Change in Recommendation.
     (a) Neither Holdings GP nor Holdings shall, and they shall use their commercially reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Section 6.6(b), nothing contained in this Agreement shall prohibit Holdings or any of its Representatives from furnishing any information to, including information pertaining to Partners, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 6.6 (a “Receiving Party”), if (i) the Holdings Audit Committee after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its duties under the Holdings Partnership Agreement and applicable Law and (ii) prior to furnishing any such non-public information to such Receiving Party, Holdings receives from such Receiving Party an executed Confidentiality Agreement, provided, however, that if Holdings receives an Acquisition Proposal that includes a Partners Acquisition Proposal, Holdings may, in its discretion, respond to a Receiving Party to indicate that Holdings cannot entertain an Acquisition Proposal that includes a Partners Acquisition Proposal.

     (b) In the event that Holdings is otherwise entitled to provide information to a Receiving Party under Section 6.6(a), Holdings may provide any Receiving Party with any non-public information or data pertaining to Partners (the “Partners Non-Public Information”) only if Holdings has not knowingly and intentionally breached this Section 6.6 and then only if (i) the Holdings Audit Committee determines in good faith, after consultation with its outside legal counsel and financial advisors that the provision of such Partners Non-Public Information to the Receiving Party may reasonably be expected to lead to a Holdings Change in Recommendation and (ii) Holdings shall have first (A) required the Receiving Party to execute a Confidentiality Agreement, (B) furnished a copy of such Confidentiality Agreement to Partners and (C) notified Partners of the identity of such Receiving Party. Holdings shall promptly provide or make available to Partners any non-public information concerning Holdings or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.6 which was not previously provided or made available to Partners. Partners shall provide to Holdings and any Receiving Party that has executed a Confidentiality Agreement any Partners Non-Public Information that Holdings reasonably requests in exercising its rights under this Section 6.6. Holdings shall not provide to any Receiving Party, and Partners shall not be required to provide to any Receiving Party, in each case pursuant to this Section 6.6, any information pertaining to Partners where Holdings knows that the provision of such information would (x) jeopardize the attorney-client privilege of the institution in possession or control of such information or (y) contravene any Law or binding agreement entered into prior to the date of this Agreement.
     (c) Except as otherwise provided in this Section 6.6(c), neither the Holdings Audit Committee nor the Holdings GP Board shall: (i) (A) withdraw, modify or qualify in any manner adverse to Partners the Holdings Recommendation or (B) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Holdings Change in Recommendation”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Holdings or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Holdings Unitholder Approval, the Holdings Audit Committee may make a Holdings Change in Recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Holdings Change in Recommendation would be inconsistent with its duties under the Holdings Partnership Agreement and applicable Law; provided, however, that (1) the Holdings Audit Committee shall not be entitled to exercise its right to make a Holdings Change in Recommendation pursuant to this sentence unless Holdings and Holdings GP have: (x) complied in all material respects with this Section 6.6, (y) provided to Partners and the Partners Audit Committee two Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising Partners that the Holdings GP Audit Committee intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional two Business Day period), and (z) if applicable, provided to Partners all materials and information delivered or made available to the

Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided), and (2) the Holdings Audit Committee shall not be entitled to make a Holdings Change in Recommendation in response to an Acquisition Proposal unless such Acquisition Proposal constitutes a Superior Proposal. Any Holdings Change in Recommendation shall not invalidate the approval of this Agreement or any other approval of the Holdings Audit Committee, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, Partners and Partners GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from Holdings pursuant to this Section 6.6, subject to the exceptions contained in the Confidentiality Agreement. Notwithstanding anything in this Agreement to the contrary, for the purposes of this Section 6.6(c), without the prior written consent of the Partners Audit Committee, no Acquisition Proposal shall constitute a Superior Proposal if such Acquisition Proposal is conditioned on completion of a Partners Acquisition Proposal that would require “Special Approval” as defined in and required under the Partners Existing Partnership Agreement.
     (d) In addition to the obligations of Holdings set forth in this Section 6.6, Holdings shall as promptly as practicable (and in any event within 24 hours after receipt) advise Partners orally and in writing of any Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation and the material terms and conditions of any such Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Holdings shall keep Partners informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation.
     (e) Nothing contained in this Agreement shall prevent Holdings or the Holdings Audit Committee from taking and disclosing to the holders of Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners of Holdings) or from making any legally required disclosure to holders of Units. Any “stop-look-and-listen” communication by Holdings or the Holdings GP Board to the limited partners of Holdings pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Holdings) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Partners of, all or a portion of the Holdings Recommendation.
     Section 6.7 Affiliate Arrangements.
     (a) Not later than the 15th day after the mailing of the Proxy Statement/Prospectus, Holdings shall deliver to Partners a schedule listing each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Holdings Meeting, deemed to be an “affiliate” of Holdings (a “Rule 145 Affiliate”) as that term is used in Rule 145 under the Securities Act.

     (b) Holdings shall use its commercially reasonable best efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.
     Section 6.8 Takeover Laws. Neither Holdings nor Partners shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.
     Section 6.9 No Rights Triggered. Each of Holdings and Partners shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Holdings, under the Holdings Partnership Agreement, and, in the case of Partners, under the Partners Existing Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.
     Section 6.10 New Common Units Listed. In the case of Partners, Partners shall use its commercially reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, New Common Units.
     Section 6.11 Third-Party Approvals; Holdings Credit Agreement.
     (a) Partners and Holdings and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated and the Partners Amended and Restated Partnership Agreement to be effective as expeditiously as practicable. Each of Partners and Holdings shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the Other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.
     (b) Each of Partners and Holdings agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of such other party’s Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.
     (c) Without limiting the foregoing, Partners shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to, on or prior to the Closing Date, (i) amend or refinance the EPO Credit Agreement and the DEP Credit Agreements in a form reasonably satisfactory to Partners in order for the Merger and the transactions contemplated hereby not to constitute a default under the EPO Credit Agreement, the DEP Credit Agreements or any of the other loan documents related to such credit agreements and (ii) obtain financing satisfactory to it in order to pay, and to pay, all amounts outstanding under the Holdings Credit Agreement unless otherwise consented to by lenders under the Holdings Credit Agreement.
     (d) Holdings shall, and shall cause each of its Subsidiaries to, cause the satisfaction on or prior to the Closing Date of (or secure the lenders’ waiver of) all Holdings obligations required under the Holdings Credit Agreement to be satisfied on or prior to the Closing Date.
     Section 6.12 Indemnification; Directors’ and Officers’ Insurance.
     (a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Holdings Partnership Agreement, the Holdings GP LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of Holdings’ Subsidiaries, from and after the Effective Time, New Partners GP, Partners and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of Holdings GP or Partners GP or of any of their respective Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 10 days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of New Partners GP, Partners and the Surviving Entity pursuant to this Section 6.12(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to any Indemnified Party who has ceased to be a director or officer of Holdings GP or Partners GP after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.12(a): (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Holdings GP or Partners GP or of any of their respective Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.12(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither New Partners GP nor Partners nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.
     (b) Without limiting the foregoing, Partners and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Holdings Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ Subsidiaries) and indemnification agreements of Holdings or any of its Subsidiaries shall be assumed by the Surviving Entity, Partners and New Partners GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.
     (c) For a period of six years from the Effective Time, the Partners Amended and Restated Partnership Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Holdings Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.
     (d) For a period of six years from the Effective Time, Partners shall, or shall cause EPCO to, maintain in effect the current directors’ and officers’ liability insurance policies covering the Indemnified Parties maintained by EPCO (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but neither Partners nor EPCO will be required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date hereof and shall purchase as much coverage as is reasonably practicable for that amount if the coverage described in this Section 6.12(d) would cost in excess of that amount.
     (e) If Partners, New Partners GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Partners, New Partners GP or the Surviving Entity assume the obligations set forth in this Section 6.12.
     (f) Partners and New Partners GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.12.
     (g) This Section 6.12 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Partners, New Partners GP, the Surviving Entity and their respective successors and assigns.
     Section 6.13 Notification of Certain Matters. Each of Holdings and Partners shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in its condition (financial or otherwise) or business or (ii) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a Material Adverse Effect.
     Section 6.14 Rule 16b-3. Prior to the Effective Time, Holdings shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Holdings equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Holdings to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     Section 6.15 Amended and Restated Partnership Agreement of Partners; Amended Certificate of Limited Partnership. Effective as of the Effective Time, New Partners GP shall execute and make effective the Partners Amended and Restated Partnership Agreement. Promptly after the Effective Time, New Partners GP shall execute and file an amended certificate of limited partnership evidencing its status as the new general partner of Partners in accordance with the DRULPA and the Partners Amended and Restated Partnership Agreement.
     Section 6.16 Holdings GP Board Membership. The members of the Holdings GP Board immediately prior to the Effective Time shall continue to serve as members of the Holdings GP Board following the Effective Time unless otherwise determined or removed effective at such time by the sole member of Holdings GP in accordance with the Holdings GP Amended and Restated LLC Agreement; provided, immediately following the Effective Time, Holdings GP shall continue to maintain a Holdings Audit Committee consisting of not less than three independent directors in accordance with the Partners Amended and Restated Partnership Agreement.
     Section 6.17 Distributions. Each of Holdings GP and Partners GP shall consult with the Other Party regarding the declaration and payment of distributions in respect of the Holdings Units and the Partners Common Units and the record and payment dates relating thereto, so that no Holdings Unitholder shall receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable Holdings Units or any Partners Common Units any such Holdings Unitholder receives in exchange therefor pursuant to the Merger.
     Section 6.18 Fourth Amendment to Holdings Partnership Agreement. Effective immediately prior to the Partners GP Merger and the Effective Time, Holdings GP shall execute and deliver the Fourth Amendment in substantially the form attached as Annex A, and, in connection with the Fourth Amendment, Holdings shall issue 13,921 Units to Holdings GP in exchange for the conversion of the economic general partner interest in Holdings to a non-economic general partner interest.
     Section 6.19 Holdings GP Amended and Restated Limited Liability Company Agreement. As of the Effective Time, the Holdings GP LLC Agreement shall be amended and restated in substantially the form of the Holdings GP Amended and Restated LLC Agreement attached hereto as Annex B.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
     The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:
     Section 7.1 Unitholder Vote. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of holders (as of the record date for the Holdings Meeting) of a majority of the outstanding Units (collectively, “Holdings Unitholder Approval”).
     Section 7.2 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Partners or Holdings.
     Section 7.3 No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Partners or Holdings with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.
     Section 7.4 Representations, Warranties and Covenants of the Partners Parties. In the case of Holdings’ obligation to consummate the Merger:
     (a) each of the representations and warranties contained herein of Partners and Partners GP shall be true and correct in all material respects as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date in all material respects.
     (b) each and all of the agreements and covenants of Partners, Partners GP and MergerCo to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and
     (c) Holdings shall have received a certificate signed by the Chief Executive Officer of Partners GP (executed immediately prior to the Partners GP Merger), dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).
     Section 7.5 Representations, Warranties and Covenants of the Holdings Parties. In the case of Partners’ obligation to consummate the Merger:
     (a) each of the representations and warranties contained herein of Holdings and Holdings GP shall be true and correct in all material respects as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date in all material respects.
     (b) each and all of the agreements and covenants of Holdings and Holdings GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and
     (c) Partners shall have received a certificate signed by the Chief Executive Officer of Holdings GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).
     Section 7.6 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     Section 7.7 Opinion of Andrews Kurth LLP In the case of Partners’ obligation to consummate the Merger, Partners shall have received an opinion from Andrews Kurth LLP, counsel to Partners, to the effect that:
     (a) the adoption of the Partners Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not result in the loss of limited liability of any limited partner of Partners;
     (b) the adoption of the Partners Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not cause Partners or any Operating Partnership (as defined in the Partners Existing Partnership Agreement) to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes;
     (c) at least 90% of the current gross income of Partners constitutes qualifying income within the meaning of Section 7704(d) of the Code;
     (d) the Registration Statement accurately sets forth the material federal income tax consequences to the Partners Unaffiliated Unitholders of the Merger and the transactions contemplated by this Agreement; and
     (e) no gain or loss should be recognized by existing Partners Unaffiliated Unitholders as a result of the Merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).
     In rendering such opinions, Andrews Kurth LLP may require and rely upon representations and covenants including those contained in certificates of officers of Partners GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Andrews Kurth LLP.
     Section 7.8 Opinion of Vinson & Elkins LLP. In the case of Holdings’ obligation to consummate the Merger, Holdings shall have received an opinion from Vinson & Elkins LLP, counsel to Holdings, to the effect that:
     (a) no gain or loss should be recognized by the holders of Units to the extent Common Units are received in exchange therefor as a result of the Merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) a sale of New Common Units pursuant to Section 3.3(e)); and
     (b) the Registration Statement accurately sets forth the material federal income tax consequences to the holders of Units of the Merger and the transactions contemplated by this Agreement.
     In rendering such opinion, Vinson & Elkins LLP may require and rely upon representations and covenants including those contained in certificates of officers of Holdings

GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Vinson & Elkins LLP.
     Section 7.9 NYSE Listing. The New Common Units shall have been approved for listing on the NYSE, subject to official notice of issuance.
     Section 7.10 Partners GP Merger. The Partners GP Merger shall have become effective, and Holdings shall have been duly admitted as the new sole general partner of Partners.
     Section 7.11 Partners Amended and Restated Partnership Agreement. New Partners GP shall have executed the Partners Amended and Restated Partnership Agreement, and New Partners GP shall have been duly admitted as a general partner of Partners in accordance with Section 10.3 of the Partners Amended and Restated Partnership Agreement.
     Section 7.12 Distribution Waiver Agreement. EPCO Holdings and DFI shall have executed and delivered the Distribution Waiver Agreement.
     Section 7.13 No Material Adverse Effect. In the case of Holdings’ obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Partners between the date of this Agreement and the Closing Date. In the case of Partners’ obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Holdings between the date of this Agreement and the Closing Date.
     Section 7.14 Change in Law Tax Opinions. In the case of Holdings’ obligation to consummate the Merger, if Holdings has delivered written notice of an intention to terminate this Agreement pursuant to Section 8.1(e), Holdings shall have received the tax opinion described in the proviso contained in Section 8.1(e), and in the case of Partners’ obligation to consummate the Merger, if Partners has delivered written notice of an intention to terminate this Agreement pursuant to Section 8.1(f), Partners shall have received the tax opinion described in the proviso contained in Section 8.1(f).
ARTICLE VIII

TERMINATION
     Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after Holdings Unitholder Approval:
     (a) By the mutual consent of Partners and Holdings in a written instrument.
     (b) By either Partners or Holdings upon written notice to the other, if:
     (i) the Merger has not been consummated on or before December 31, 2010 (the “Termination Date”);
     (ii) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);
     (iii) Holdings (A) determines not to, or otherwise fails to, hold the Holdings Meeting in accordance with Section 6.2 or (B) does not obtain the Holdings Unitholder Approval at the Holdings Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Holdings where the failure to obtain the Holdings Unitholder Approval shall have been caused by the action or failure to act of Holdings and such action or failure to act constitutes a material breach by Holdings of this Agreement;
     (iv) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the Other Parties (treating Partners and Partners GP as one party for the purposes of this Section 8.1 and treating Holdings and Holdings GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Partners or Partners GP) or Section 7.5 (in the case of a breach of representation or warranty by Holdings or Holdings GP); or
     (v) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the Other Parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of covenants or agreements by Partners or Partners GP) or Section 7.5 (in the case of a breach of covenants or agreements by Holdings or Holdings GP).
     (c) By Partners, upon written notice to Holdings, in the event that a Holdings Change in Recommendation has occurred.
     (d) By Holdings, upon written notice to Partners, in the event that, at any time after the date of this Agreement and prior to obtaining the Holdings Unitholder Approval, Holdings receives an Acquisition Proposal and the Holdings Audit Committee shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Holdings Audit Committee shall have made a Holdings Change in Recommendation pursuant to Section 6.6(c) with respect to such Superior Proposal, Holdings has not knowingly and intentionally breached Section 6.6 of this Agreement, and the Holdings Audit Committee concurrently approves, and Holdings concurrently enters into, a definitive agreement with respect to such Superior Proposal. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 8.1(d), without the prior written consent of the Partners Audit Committee, no Acquisition Proposal shall constitute a Superior Proposal if such Acquisition Proposal is conditioned on completion of a Partners Acquisition Proposal that would require “Special Approval” as defined in and required under the Partners Existing Partnership Agreement.
     (e) By Holdings, 30 days after written notice to Partners, if as a result of a Change in U.S. Federal Income Tax Law, the consummation of the transactions contemplated by Article II (taking into account any available elections) could reasonably be expected to materially increase the amount of U.S. federal income tax due from any holder of Holdings Units as a result of owning or disposing of Common Units acquired pursuant to such transactions, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of any Holdings Units in the event the transactions contemplated by Article II did not occur; provided, that no termination of this Agreement pursuant to this Section 8.1(e) shall be effective in the event that, within 30 days after receipt of such notice, Partners has provided to Holdings the opinion of nationally recognized tax counsel, reasonably acceptable to Holdings, to the effect that such holder of Holdings Units should not be liable for such increased tax as a result of owning or disposing of Common Units.
     (f) By Partners, 30 days after written notice to Holdings, if as a result of a Change in U.S. Federal Income Tax Law, the consummation of the transactions contemplated by Article II (taking into account any available elections) could reasonably be expected to materially increase the amount of U.S. federal income tax due from any holder of Common Units as a result of owning or disposing of Common Units, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of Common Units in the event the transactions contemplated by Article II did not occur; provided, that no termination of this Agreement pursuant to this Section 8.1(f) shall be effective in the event that, within 30 days after receipt of such notice, Holdings has provided to Partners the opinion of nationally recognized tax counsel, reasonably acceptable to Partners, to the effect that such holder of Common Units should not be liable for such increased tax as a result of owning or disposing of Common Units.
     Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE IX

MISCELLANEOUS
     Section 9.1 Fees and Expenses.
     (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 9.1(b), Section 9.1(c) and Section 9.1(e).
     (b) If this Agreement is terminated by Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) or by Holdings or Partners pursuant to Section 8.1(b)(iii)(B), then Holdings shall pay to Partners the Expenses of Partners.
     (c) If this Agreement is terminated by Holdings pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then Partners shall pay to Holdings the Expenses of Holdings. If this Agreement is terminated by Holdings pursuant to Section 8.1(b)(i), then Partners shall pay to Holdings the Expenses of Holdings; provided, Partners shall not be required to pay such expenses if an Acquisition Proposal with respect to Holdings has been proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than Partners, Partners GP and MergerCo) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to Holdings Unitholders generally.
     (d) Except as otherwise provided herein, any payment of Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated by Partners or an account designated by Holdings, as applicable, within one Business Day after such payment becomes payable. The parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.
     (e) (i) If the Merger is consummated, Partners shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, (ii) expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus and the Registration Statement shall be paid by Partners and (iii) any filing fees payable pursuant to regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of Holdings Unitholder Approval and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed $5.0 million.

     (f) This Section 9.1 shall survive any termination of this Agreement.
     Section 9.2 Waiver; Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision, or (b) amended or modified at any time, whether before or after the Holdings Unitholder Approval, by an agreement in writing between the parties hereto, provided, that after the Holdings Unitholder Approval, no amendment shall be made that requires further Holdings Unitholder Approval without such approval; and provided, further, in addition to any other approvals required by the parties’ constituent documents, the foregoing waivers, amendments or modifications in clauses (a) and (b) are approved by the Partners Audit Committee in the case of Partners and by the Holdings Audit Committee in the case of Holdings.
     Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     Section 9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).
     Section 9.5 Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).
     Section 9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to Partners, to:
Enterprise Products Partners L.P.
1100 Louisiana Street, 10th floor
Houston, TX 77002
Attention: Chief Executive Officer
Fax: (713) 803-2662
With copies to:
Enterprise Products Partners L.P.
1100 Louisiana Street, 10th floor
Houston, TX 77002
Attention: Chairman of the Audit, Conflicts and Governance Committee

and
Andrews Kurth LLP
Attn: David C. Buck, Esq.
600 Travis, Suite 4200
Houston, Texas 77002
Fax: (713) 238-7126
and
Skadden, Arps, Slate, Meagher & Flom LLP
Attn: Frank E. Bayouth II, Esq.
1000 Louisiana, Suite 6800
Houston, Texas 77002
Fax: (713) 483-9115
If to Holdings, to:
Enterprise GP Holdings L.P.
1100 Louisiana Street, 10th floor
Houston, TX 77002
Fax: (713) 803-2905
Attn: Chairman of the Audit, Conflicts and Governance Committee
With copies to:
Baker & Hostetler LLP
Attn: Donald W. Brodsky, Esq.
1000 Louisiana, Suite 2000
Houston, Texas 77002
Fax: (713) 646-1335
and
Vinson & Elkins L.L.P.
Attn: Douglas E. McWilliams, Esq.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Fax: (713) 615-5725
     Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the documents referred to or listed herein) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 9.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
     Section 9.9 Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.
     Section 9.10 Jurisdiction. The parties hereto agree that to the fullest extent permitted by law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that to the fullest extent permitted by law, service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.
     Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.
     Section 9.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.3, 3.5, 6.12 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.5(b), 8.2, and Article IX shall survive such termination.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

ENTERPRISE GP HOLDINGS L.P.
By:	EPE Holdings, LLC, its general partner

By:	/s/ Ralph S. Cunningham
	Name:	Ralph S. Cunningham
	Title:	President and Chief Executive Officer

EPE HOLDINGS, LLC
By:	/s/ Ralph S. Cunningham
	Name:	Ralph S. Cunningham
	Title:	President and Chief Executive Officer

ENTERPRISE PRODUCTS PARTNERS L.P.
By:	Enterprise Products GP, LLC, its general partner

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

ENTERPRISE PRODUCTS GP, LLC
By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

ENTERPRISE ETE LLC
By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

Annex A
FOURTH AMENDMENT TO THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ENTERPRISE GP HOLDINGS L.P.
     This Fourth Amendment (this “Fourth Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Enterprise GP Holdings L.P. dated effective as of _______ __, 2010 (the “Partnership Agreement”) is hereby adopted by EPE Holdings, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
     WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
     WHEREAS, the Partnership has entered into an Agreement and Plan of Merger, dated as of September 3, 2010 (the “Merger Agreement”), by and among Enterprise Products Partners L.P., a Delaware limited partnership (“EPD”), Enterprise Products GP, LLC, a Delaware limited liability company and the general partner of EPD, Enterprise ETE LLC, a Delaware limited liability company (“MergerCo”), the Partnership and the General Partner, pursuant to which, among other things, the Partnership will merge with and into MergerCo (the “Merger”), with MergerCo as the surviving entity and each issued and outstanding unit representing limited partner interests of the Partnership (“Unit”) will be converted into the right to receive 1.5 common units representing limited partner interests of EPD; and
     WHEREAS, the General Partner owns a 0.01% general partner interest in the Partnership; and
     WHEREAS, the General Partner has determined that conversion of its 0.01% general partner interest in the Partnership into (i) a non-economic interest in the Partnership and (2) [13,921] Units does not adversely affect the Limited Partners in any material respect;
     NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
     Section 1. Amendments.
     (a) Section 5.2(a). Section 5.2(a) is hereby amended and restated:
     (a) The Interest of the General Partner in the Partnership that was continued as a 0.01% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, is hereby converted into a non-economic General Partner Interest and [13,921] Units. From the date hereof, the General Partner

Interest shall only represent a non-economic management interest of the General Partner in the Partnership. EPE Holdings, LLC hereby continues as general partner of the Partnership and the Partnership is continued without dissolution.
     Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 3. Governing Law. This Fourth Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
     Section 4. Counterparts. This Fourth Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

     IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the date first written above.

General Partner: EPE HOLDINGS, LLC
By:
Dr. Ralph S. Cunningham
President and Chief Executive Officer

Annex B
FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EPE HOLDINGS, LLC
A Delaware Limited Liability Company

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EPE HOLDINGS, LLC
A Delaware Limited Liability Company
Table of Contents

ARTICLE 1 DEFINITIONS	1
1.01 Definitions	1
1.02 Construction	2
ARTICLE 2 ORGANIZATION	2
2.01 Formation	2
2.02 Name	2
2.03 Registered Office; Registered Agent; Principal Office; Other Offices	2
2.04 Purpose	2
2.05 Term	3
2.06 No State-Law Partnership; Withdrawal	3
2.07 Certain Undertakings Relating to the Separateness of the MLP	3
ARTICLE 3 MATTERS RELATING TO MEMBERS	5
3.01 Members	5
3.02 Creation of Additional Membership Interest	5
3.03 Liability to Third Parties	5
ARTICLE 4 CAPITAL CONTRIBUTIONS	5
4.01 Capital Contributions	5
4.02 Loans	6
4.03 Return of Contributions	6
ARTICLE 5 DISTRIBUTIONS AND ALLOCATIONS	6
5.01 Distributions	6
ARTICLE 6 MANAGEMENT	6
6.01 Management	6
6.02 Board of Directors	8
6.03 Officers	11
6.04 Duties of Officers and Directors	14
6.05 Compensation	14
6.06 Indemnification	14
6.07 Liability of Indemnitees	16
ARTICLE 7 TAX MATTERS	17
7.01 Tax Returns	17
ARTICLE 8 BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	17
8.01 Maintenance of Books	17
8.02 Reports	17
8.03 Bank Accounts	17
8.04 Tax Statements	18
ARTICLE 9 [RESERVED]	18
ARTICLE 10 [RESERVED]	18

i

ARTICLE 11 DISSOLUTION, WINDING-UP AND TERMINATION	18
11.01 Dissolution	18
11.02 Winding-Up and Termination	18
ARTICLE 12 MERGER	19
12.01 Authority	19
12.02 Procedure for Merger or Consolidation	20
12.03 Approval by Members of Merger or Consolidation	21
12.04 Certificate of Merger or Consolidation	21
12.05 Effect of Merger or Consolidation	21
ARTICLE 13 GENERAL PROVISIONS	22
13.01 Notices	22
13.02 Entire Agreement; Supersedure	22
13.03 Effect of Waiver or Consent	22
13.04 Amendment or Restatement	22
13.05 Binding Effect	23
13.06 Governing Law; Severability	23
13.07 [Reserved]	23
13.08 Further Assurances	23
13.09 [Reserved]	23
13.10 Offset	23
13.11 Counterparts	23

ii

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EPE HOLDINGS, LLC
A Delaware Limited Liability Company
     THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of EPE HOLDINGS, LLC, a Delaware limited liability company (the “Company”), executed effective as of                           , 2010 (the “Effective Date”), is adopted, executed and agreed to, by Dan Duncan LLC, a Texas limited liability company, as the sole Member of the Company (“DDLLC”).
RECITALS
A.	DDLLC formed the Company on April 19, 2005 as the sole member.
B.	The Limited Liability Company Agreement of EPE Holdings, LLC was executed effective April 19, 2005, was amended and restated pursuant to an Amended and Restated Limited Liability Company Agreement dated August 29, 2005, was amended and restated pursuant to a Second Amended and Restated Limited Liability Company Agreement dated as of February 13, 2006, and was amended and restated pursuant to a Third Amended and Restated Limited Liability Company Agreement dated as of November 7, 2007 (as so amended and as further amended on the date hereof, the “Existing Agreement”).
C.	DDLLC, the sole Member of the Company, deems it advisable to amend and restate the limited liability company agreement of the Company in its entirety as set forth herein.
AGREEMENTS
     For and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DDLLC hereby amends and restates the Existing Agreement in its entirety as follows:
ARTICLE 1
DEFINITIONS
     1.01 Definitions. Each capitalized term used herein shall have the meaning given such term in Attachment I.

     1.02 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (d) references to money refer to legal currency of the United States of America; (e) “including” means “including without limitation” and is a term of illustration and not of limitation; (f) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; and (g) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.
ARTICLE 2
ORGANIZATION
     2.01 Formation. The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (“Organizational Certificate”) on April 19, 2005 with the Secretary of State of the State of Delaware under and pursuant to the Act.
     2.02 Name. The name of the Company is “EPE Holdings, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.
     2.03 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Organizational Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Organizational Certificate or such other Person or Persons as the Board of Directors may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such a place as the Board of Directors may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Board of Directors may designate.
     2.04 Purpose. The purposes of the Company are the transaction of any or all lawful business for which limited liability companies may be organized under the Act; provided, however, that for so long as it is the general partner of the MLP, the Company’s sole business will be (a) to act as the general partner of the MLP (or managing member of any limited liability company successor thereto) and any other partnership or limited liability company of which the MLP is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the MLP) and (b) to acquire, own or Dispose of debt or equity securities in the MLP. The Company shall, and shall cause the MLP to, maintain at all times a sufficient number of employees in light of its then current business operations, if adequate personnel and services are not provided to the Company and the MLP under the Administrative Services Agreement.
     2.05 Term. The period of existence of the Company commenced on April 19, 2005 and shall end at such time as a Certificate of Cancellation is filed in accordance with Section 11.02(c).
     2.06 No State-Law Partnership; Withdrawal. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Members not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal; and (b) such Member shall not have any rights under Section 18-604 of the Act. In no event shall the Company have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.
     2.07 Certain Undertakings Relating to the Separateness of the MLP.
     (a) Separateness Generally. The Company shall, and shall cause the MLP to, conduct their respective businesses and operations separate and apart from those of any other Person (including EPCO and its Subsidiaries, other than the Company and EPE, but prior to the MLP Merger Effective Time including EPD and EPGP), except the Company and the MLP, in accordance with this Section 2.07.
     (b) Separate Records. The Company shall, and shall cause the MLP to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries, (iii) not have their respective assets and/or liabilities included in a consolidated financial statement of any Affiliate of the Company unless appropriate notation shall be made on such Affiliate’s consolidated financial statements to indicate the separateness of the Company and the MLP and their assets and liabilities from such Affiliate and the assets and liabilities of such Affiliate, and to indicate that the assets and liabilities of the Company and the MLP are not available to satisfy the debts and other obligations of such Affiliate, and (iv) file their respective own tax returns separate from those of any other Person, except (A) to the extent that the MLP or the Company (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under applicable law or (B) as may otherwise be required by applicable law.

     (c) Separate Assets. The Company shall not commingle or pool, and shall cause the MLP not to commingle or pool, their respective funds or other assets with those of any other Person, and shall maintain their respective assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.
     (d) Separate Name. The Company shall, and shall cause the MLP to, (i) conduct their respective businesses in their respective own names, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding their respective separate identities from that of any other Person (including EPCO and its Subsidiaries, other than the Company and the MLP, but prior to the MLP Merger Effective Time including EPD and EPGP), and (iv) generally hold itself out as an entity separate from any other Person (including EPCO and its Subsidiaries, other than the Company and the MLP, but prior to the MLP Merger Effective Time including EPD and EPGP).
     (e) Separate Credit. The Company shall, and shall cause the MLP to, (i) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of their respective business operations, (iii) not guarantee or become obligated for the debts of any other Person, other than the Company and the MLP, but prior to the MLP Merger Effective Time including EPD and EPGP, (iv) not hold out their respective credit as being available to satisfy the obligations or liabilities of any other Person, (v) not acquire debt obligations or debt securities of EPCO or its Affiliates (other than the MLP and/or the Company), (vi) not pledge their assets for the benefit of any Person or make loans or advances to any Person, or (vii) use its commercially reasonable efforts to cause the operative documents under which the MLP borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance after the Effective Date, to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Company and the MLP from each other and from any other Persons (including EPCO and its Affiliates, other than the Company and the MLP) and (B) the Company and the MLP have assets and liabilities that are separate from those of other persons (including EPCO and its Affiliates, other than the Company and the MLP); provided that the Company and the MLP may engage in any transaction described in clauses (v)-(vi) of this Section 2.07(e) if prior Special Approval has been obtained for such transaction and either (A) the Audit and Conflicts Committee has determined that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange.
     (f) Separate Formalities. The Company shall, and shall cause the MLP to, (i) observe all limited liability company or partnership formalities and other formalities required by their respective organizational documents, the laws of the jurisdiction of their respective formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over it, (ii) engage in transactions with EPCO and its

Affiliates (other than the Company or the MLP) in conformity with the requirements of Section 7.9 of each of the EPE Agreement and the EPD Agreement, and (iii) subject to the terms of the Administrative Services Agreement, promptly pay, from their respective own funds and on a timely basis, their respective allocable shares of general and administrative expenses, capital expenditures, and costs for shared services performed by EPCO or Affiliates of EPCO (other than the Company or the MLP). Each material contract between the Company or the MLP, on the one hand, and EPCO or Affiliates of EPCO (other than the Company or the MLP), on the other hand, shall be subject to the requirements of Section 7.9 of each of the EPE Agreement and the EPD Agreement, and must be (x) approved by Special Approval or (y) on terms objectively demonstrable to be no less favorable to the MLP than those generally being provided to or available from unrelated third parties, and in any event must be in writing.
     (g) No Effect. Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities.
ARTICLE 3
MATTERS RELATING TO MEMBERS
     3.01 Members. DDLLC has previously been admitted as a Member of the Company.
     3.02 Creation of Additional Membership Interest. The Company may issue additional Membership Interests in the Company pursuant to this Section 3.02. The terms of admission or issuance may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The creation of any new class or group of Members approved as required herein may be reflected in an amendment to this Agreement executed in accordance with Section 13.04 indicating the different rights, powers, and duties thereof. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it.
     3.03 Liability to Third Parties. No Member or beneficial owner of any Membership Interest shall be liable for the Liabilities of the Company.
ARTICLE 4
CAPITAL CONTRIBUTIONS
     4.01 Capital Contributions.
     (a) In exchange for its Membership Interest, DDLLC has made certain Capital Contributions.
     (b) The amount of money and the fair market value (as of the date of contribution) of any property (other than money) contributed to the Company by a Member in respect of the issuance of a Membership Interest to such Member shall constitute a “Capital Contribution.” Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
     4.02 Loans. If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so may, upon Special Approval, advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.02 constitutes a loan from the Member to the Company, may bear interest at a rate comparable to the rate the Company could obtain from third parties, and is not a Capital Contribution.
     4.03 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
     5.01 Distributions. Subject to Section 11.02, within 45 days following each Quarter other than any Quarter in which the dissolution of the Company has commenced (the “Distribution Date”), the Company shall distribute to the Members the Company’s Available Cash on such Distribution Date.
ARTICLE 6
MANAGEMENT
     6.01 Management. All management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors (“Board of Directors” or “Board”) and, subject to the direction of the Board of Directors, the Officers. The Officers and Directors shall each constitute a “manager” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.
     In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement,

except as otherwise provided in this Agreement, the Board of Directors and the Officers shall have full power and authority to do all things as are not restricted by this Agreement, the EPE Agreement, the EPD Agreement, the Act or applicable Law, on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company. However, notwithstanding any other provision of this Agreement to the contrary, the Company and the Board of Directors shall not undertake, either directly or indirectly, any of the following actions without first obtaining Special Approval:
     (a) any merger or consolidation of the Company, except for a merger or consolidation with an Affiliate of the Company that is not subject to Section 7.9 of the EPE Agreement or the EPD Agreement, as applicable, and only if such Affiliate’s organizational documents provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the transferee(s) and the Partnership, the selection of “Independent Directors” as members of the Audit and Conflicts Committee, and the submission of certain matters to the vote of the Audit and Conflicts Committee or to Special Approval upon similar terms and conditions as set forth in this Agreement;
     (b) any action requiring Special Approval under the governing documents of the MLP;
     (c) any Disposition, whether in one transaction or a series of transactions, of all or substantially all of the properties or assets of the Company, except for a Disposition to an Affiliate of the Company that is not subject to Section 7.9 of the EPE Agreement or the EPD Agreement, as applicable, and only if such Affiliate’s organizational documents provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the transferee(s) and the Partnership, the selection of “Independent Directors” as members of the Audit and Conflicts Committee, and the submission of certain matters to the vote of the Audit and Conflicts Committee or to Special Approval upon similar terms and conditions as set forth in this Agreement;
     (d) any (A) incurrence of any indebtedness by the Company, (B) assumption, incurrence, or undertaking by the Company of, or the grant by the Company of any security for, any financial commitment of any type whatsoever, including any purchase, sale, lease, loan, contract, borrowing or expenditure, or (C) lending of money by the Company to, or the guarantee by the Company of the debts of, any other Person other than the MLP (collectively, “Company Obligations”) other than Company Obligations incurred pursuant to joint and several liability for the MLP’s Liabilities under Delaware law;
     (e) assigning, transferring, selling or otherwise Disposing of the Company’s general partner interest in the Partnership, except to an Affiliate of the Company, and only if such Affiliate’s organizational documents provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the transferee(s) and the Partnership, the selection of “Independent Directors” as members of the Audit and Conflicts Committee, and the submission of certain matters to the vote of the Audit and Conflicts Committee or to Special Approval upon similar terms and conditions as set forth in this Agreement;
     (f) owning or leasing any assets, or making other investments, other than the Company’s interest in EPE, EPGP and EPD (including any membership interests or similar interests in entities which are limited liability companies, corporations, or other corporate forms), distributions received on such interest (and similar interest) and assets that are ancillary, related to or in furtherance of the purposes of the Company; or
     (g) any amendment or repeal of the Organizational Certificate other than to effect (A) any amendment to this Agreement made in accordance with Section 13.04, (B) non-substantive changes or (C) changes that do not adversely affect the Member; or
provided, that nothing contained herein will require Special Approval for: (i) any merger or consolidation of the Company; (ii) any Disposition, whether in one transaction or a series of transactions, of all or substantially all of the properties or assets of the Company; or (iii) any assignment, transfer, sale or other Disposition of the Company’s general partner interest (or similar interest in entities which are not partnerships) in the MLP, in each case to the extent that the surviving or acquiring Person is not an Affiliate of the Company and the Affiliates of the Company own, directly or indirectly, less than 25% of the voting power of such Person and a Person which is not an Affiliate of the Company owns greater than 50% of the voting power of such person.
     6.02 Board of Directors.
     (a) Generally. The Board of Directors shall consist of not less than five nor more than twelve natural persons. The members of the Board of Directors shall be appointed by DDLLC, provided that at least three of such members must meet the independence, qualification and experience requirements of (i) the New York Stock Exchange, (ii) Section 10A(m)(3) of the Securities Exchange Act of 1934 (or any successor Law), the rules and regulations of the SEC and other applicable Law and (iii) the charter of the Audit and Conflicts Committee (each, an “Independent Director”); provided, however, that if at any time at least three of the members of the Board of Directors are not Independent Directors, the Board of Directors shall still have all powers and authority granted to it hereunder, but the Board of Directors and DDLLC shall endeavor to elect additional Independent Directors to come into compliance with this Section 6.02(a).
     (b) Term; Resignation; Vacancies; Removal. Each Director shall hold office until his successor is appointed and qualified or until his earlier resignation or removal. Any Director may resign at any time upon written notice to the Board, the Chairman of the Board, to the Chief Executive Officer or to any other Officer. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by DDLLC. Any Director may be removed, with or without cause, by DDLLC at any time, and the vacancy in the Board caused by any such removal shall be filled by DDLLC.
     (c) Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act, other Law or the provisions hereof,
          (i) each member of the Board of Directors shall have one vote;
          (ii) except for matters requiring Special Approval, the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business;
          (iii) except for matters requiring Special Approval, the act of a majority of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.02(d) at which a quorum is present shall be deemed to constitute the act of the Board of Directors; and
          (iv) [Reserved]
          (v) without obtaining Special Approval, the Company shall not, and shall not take any action to cause the MLP to, (1) make or consent to a general assignment for the benefit of its respective creditors; (2) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or the MLP, as applicable, or otherwise seek, with respect to the Company or the MLP, relief from debts or protection from creditors generally; (3) file or consent to the filing of a petition or answer seeking for the Company or the MLP, as applicable, a liquidation, dissolution, arrangement, or similar relief under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or the MLP, as applicable, in a proceeding of the type described in any of clauses (1) — (3) of this Section 6.02(c)(v); (5) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Company or the MLP, as applicable, or for all or any substantial portion of either entity’s properties; (6) sell all or substantially all of the Company’s or the MLP’s assets, except in the case of the MLP, in accordance with Section 7.3 of the EPE Agreement or the EPD Agreement, as applicable; (7) dissolve or liquidate, except in the case of the MLP, in accordance with Article XII of the EPE Agreement or the EPD Agreement, as applicable; or (8) merge or consolidate, except in the case of the MLP, in accordance with Article XIV of the EPE Agreement or the EPD Agreement, as applicable.
     (d) Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors or meetings of any committee thereof may be called by written request authorized by any member of the Board of Directors or a committee thereof on at least 48 hours prior written notice to the other members of such Board or committee. Any such notice, or waiver thereof, need not state the purpose of such meeting, except as may otherwise be required by law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.02(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Subject to Article 11, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by at least as many members of the Board of Directors or committee thereof as would have been required to take such action at a meeting of the Board of Directors or such committee. Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.
     (e) Committees.
          (i) Subject to compliance with this Article 6, committees of the Board of Directors shall have and may exercise such of the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 6.02(e) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, and, subject to Section 6.02(d), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution (except for obtaining Special Approval at meetings of the Audit and Conflicts Committee, which requires the affirmative vote of a majority of the members of such committee). The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit and Conflicts Committee must meet the standards for an Independent Director. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit and Conflicts Committee must meet the standards for an Independent Director.
          (ii) In addition to any other committees established by the Board of Directors pursuant to Section 6.02(e)(i), the Board of Directors shall maintain an Audit and Conflicts Committee. The Audit and Conflicts Committee shall be responsible for (A) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company, the MLP required to be considered by, or submitted to, such Audit and Conflicts Committee pursuant to the terms of the EPE Agreement and the EPD

Agreement, (B) assisting the Board in monitoring (1) the integrity of the MLP’s and the Company’s financial statements, (2) the qualifications and independence of the MLP’s and the Company’s independent accountants, (3) the performance of the MLP’s and the Company’s internal audit function and independent accountants, and (4) the MLP’s and the Company’s compliance with legal and regulatory requirements, (C) preparing the report required by the rules of the SEC to be included in the MLP’s annual report on Form 10-K, (D) approving any material amendments to the Administrative Services Agreement, (E) approving or disapproving, as the case may be, the entering into of any transaction with a Member or any Affiliate of a Member, other than transactions in the ordinary course of business, to the extent that the Board of Directors requests the Audit and Conflicts Committee to make such determination, (F) approving any of the actions described in Section 6.01(a)—(g) and Section 6.02(c)(v) to be taken on behalf of the Company or the MLP, (G) amending (1) Section 2.07, (2) the definition of “Independent Director” in Section 6.02(a), (3) the requirement that at least three directors be Independent Directors, (4) Sections 6.01(a)—(g) or 6.02 (c)(v) or (6) this Section 6.02(e)(ii), and (H) performing such other functions as the Board may assign from time to time, or as may be specified in the charter of the Audit and Conflicts Committee. In acting or otherwise voting on the matters referred to in this Section 6.02(e)(ii), to the fullest extent permitted by law, including Section 18-1101(c) of the Act and Section 17-1101(c) of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, the Directors constituting the Audit and Conflicts Committee shall be subject to the requirements of Section 7.9 of each of the EPE Agreement and the EPD Agreement and, when acting (or refraining from acting) in accordance with those requirements, any action (or inaction) taken (or omitted) by the Directors constituting the Audit and Conflicts Committee shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of the EPE Agreement, of the EPD Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity.
     6.03 Officers.
     (a) Generally. The Board of Directors, as set forth below, shall appoint officers of the Company (“Officers”), who shall (together with the Directors) constitute “managers” of the Company for the purposes of the Act. Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 6.03.
     (b) Titles and Number. The Officers of the Company shall be the Chairman of the Board (unless the Board of Directors provides otherwise), the Vice Chairman, the Chief Executive Officer, the President, any and all Vice Presidents, the Secretary, the Chief Financial Officer, any Treasurer and any and all Assistant Secretaries and Assistant Treasurers and the Chief Legal Officer. There shall be appointed from time to time such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire. Any person may hold more than one office.
     (c) Appointment and Term of Office. The Officers shall be appointed by the Board of Directors at such time and for such term as the Board of Directors shall determine. Any Officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.
     (d) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and of the unitholders of the MLP; and he shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors.
     (e) Vice Chairman. In the absence of the Chairman of the Board, the Vice Chairman shall preside at all meetings of the Board of Directors and of the unitholders of the MLP; and he shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors.
     (f) Chief Executive Officer. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the Chief Executive Officer, subject to the direction of the Board of Directors, shall be the chief executive officer of the Company and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board and the Vice Chairman, the Chief Executive Officer shall preside at all meetings of the unitholders of the MLP and (should he be a director) of the Board of Directors. The Chief Executive Officer shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.
     (g) President. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the President, subject to the direction of the Board of Directors, shall be the chief executive officer of the Company in the absence of a Chief Executive Officer and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board, the Vice Chairman and a Chief Executive Officer, the President shall preside at all meetings of the unitholders of the MLP and (should he be a director) of the Board of Directors. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.
     (h) Vice Presidents. In the absence of a Chief Executive Officer and the President, each Vice President appointed by the Board of Directors shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.
     (i) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.
     (j) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company and the MLP. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board of Directors or the appropriate Officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to the MLP in the name and to the credit of EPE or EPD, as applicable and shall disburse the same and only in such manner as the Board of Directors or the Chief Executive Officer may require. He shall render to the Board of Directors and the Chief Executive Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Board of Directors or the Chief Executive Officer may require. The Chief Financial Officer shall have the same power as the Chief Executive Officer to execute documents on behalf of the Company.
     (k) Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Board of Directors shall select, shall have the powers and duties conferred upon the Treasurer.
     (l) Chief Legal Officer. The Chief Legal Officer, subject to the discretion of the Board of Directors, shall be responsible for the management and direction of the day-to-day legal affairs of the Company. The Chief Legal Officer shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

     (m) Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.
     (n) Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.
     (o) Officers. The Board of Directors shall appoint Officers of the Company to serve from the date hereof until the death, resignation or removal by the Board of Directors with or without cause of such officer.
     6.04 Duties of Officers and Directors. Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company and to the Board of Directors by the Officers of the Company and by members of the Board of Directors of the Company shall be the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers and directors, respectively. Notwithstanding the foregoing, the duties and obligations owed by, and any liabilities of, Officers and members of the Board of Directors of the Company to the MLP or its limited partners shall be limited as set forth in the EPE Agreement or the EPD Agreement, as applicable.
     6.05 Compensation. The members of the Board of Directors who are neither Officers nor employees of the Company shall be entitled to compensation as directors and committee members as approved by the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.
     6.06 Indemnification.
     (a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each person shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Member, (iii) a present or former Officer, or (iv) a Person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (iii), provided, that in each case the Person described in the immediately preceding clauses (i), (ii), (iii) or (iv) (“Indemnitee”) shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.06, the

Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.06 shall be made only out of the assets of the Company.
     (b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.06(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.06.
     (c) The indemnification provided by this Section 6.06 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Member, (iii) a present or former Officer of the Company, or (iv) a Person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (iii), and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
     (d) The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities or such person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.
     (e) For purposes of this Section 6.06, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.06(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.
     (f) In no event may an Indemnitee subject any Members of the Company to personal liability by reason of the indemnification provisions of this Agreement.

     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.06 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (h) The provisions of this Section 6.06 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     (i) No amendment, modification or repeal of this Section 6.06 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 6.06(b)) from the Company or the obligation of the Company to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 6.06 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
     (j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.06 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
     6.07 Liability of Indemnitees.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
     (b) Subject to its obligations and duties as set forth in this Article 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.
     (c) Any amendment, modification or repeal of this Section 6.07 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.07 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted
ARTICLE 7
TAX MATTERS
     7.01 Tax Returns.
     (a) The Board of Directors shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns. The Company shall bear the costs of the preparation and filing of its returns.
     (b) The Board of Directors shall cause to be prepared and timely filed (for the Company, and on behalf of the MLP) all federal, state and local tax returns required to be filed by the Company or the MLP. The Company shall deliver a copy of each such tax return to the Members within ten Days following the date on which any such tax return is filed, together with such additional information as may be required by the Members.
ARTICLE 8
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
     8.01 Maintenance of Books.
     (a) The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records that are required to be maintained by applicable Law.
     (b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, or such other accounting standards as may be required by the SEC.
     8.02 Reports. The Board of Directors shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.
     8.03 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

     8.04 Tax Statements. The Company shall use reasonable efforts to furnish, within 90 Days of the close of each taxable year of the Company, estimated tax information reasonably required by the Members for federal and state income tax reporting purposes.
ARTICLE 9
[RESERVED]
ARTICLE 10
[RESERVED]
ARTICLE 11
DISSOLUTION, WINDING-UP AND TERMINATION
     11.01 Dissolution.
     (a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
          (i) the unanimous consent of the Board of Directors;
          (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;
          (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.
     (b) No other event shall cause a dissolution of the Company.
     (c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.
     (d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.
     11.02 Winding-Up and Termination.
     (a) On the occurrence of a Dissolution Event, the Board of Directors shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Directors. The steps to be accomplished by the liquidator are as follows:
          (i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
          (ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
          (iii) all remaining assets of the Company shall be distributed to the Members as follows:
               (A) the liquidator may sell any or all Company property, including to Members; and
               (B) Company property (including cash) shall be distributed to the Members.
     (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 11.02.
     (c) On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.
ARTICLE 12
MERGER
     12.01 Authority. Subject to Section 6.01(a), the Company may merge or consolidate with one or more limited liability companies, corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other jurisdiction, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article 12.

     12.02 Procedure for Merger or Consolidation. The merger or consolidation of the Company pursuant to this Article 12 requires the prior approval of a majority the Board of Directors and compliance with Section 12.03. Upon such approval, the Merger Agreement shall set forth:
     (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;
     (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (“Surviving Business Entity”);
     (c) The terms and conditions of the proposed merger or consolidation;
     (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
     (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
     (f) The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 12.04 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and

     (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board of Directors.
     12.03 Approval by Members of Merger or Consolidation.
     (a) The Board of Directors, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Members, whether at a meeting or by written consent. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.
     (b) After approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or consolidation pursuant to Section 12.04, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.
     12.04 Certificate of Merger or Consolidation. Upon the required approval by the Board of Directors and the Members of a Merger Agreement, a certificate of merger or consolidation shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act.
     12.05 Effect of Merger or Consolidation.
     (a) At the effective time of the certificate of merger or consolidation:
          (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were property of each constituent business entity;
          (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
          (iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and
          (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
     (b) A merger or consolidation effected pursuant to this Article 12 shall not (i) be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article 11 of this Agreement or under the applicable provisions of the Act.

ARTICLE 13
GENERAL PROVISIONS
     13.01 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Whenever any notice is required to be given by Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     13.02 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.
     13.03 Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
     13.04 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board of Directors, without the approval of any Member, may amend any provision of the Organizational Certificate and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members; provided, further, that any amendment to Section 2.04 of this Agreement shall be deemed to materially affect the Members.

     13.05 Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.
     13.06 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Organizational Certificate, or (b) any mandatory, non-waivable provision of the Act, such provision of the Organizational Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law, and (b) the Members or Directors (as the case may be) shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
     13.07 [Reserved]
     13.08 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
     13.09 [Reserved]
     13.10 Offset. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.
     13.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, DDLLC has executed this Agreement as the sole member as of the date first set forth above.

MEMBER: DAN DUNCAN LLC
By:	/s/ Richard H. Bachmann
	Name:	Richard H. Bachmann
	Title:	Manager

Attachment I
Defined Terms
     Act - the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
     Administrative Services Agreement - the Fifth Amended and Restated Administrative Services Agreement, dated as of January 30, 2009, by and among EPCO, EPE, the Company, EPD, the OLP, OLPGP, Enterprise Products GP, LLC, DEP Holdings, LLC, Duncan Energy Partners L.P., DEP Operating Partnership L.P., TEPPCO Partners, L.P., Texas Eastern Products Pipeline Company, LLC, TE Products Pipeline Company, Limited Partnership, TEPPCO Midstream Companies, LLC, TCTM, L.P. and TEPPCO GP, Inc., as the same may be amended, modified, supplemented or restated from time to time.
     Affiliate - with respect to any Person, each Person Controlling, Controlled by or under common Control with such first Person.
     Agreement - this Fourth Amended and Restated Limited Liability Company Agreement of EPE Holdings, LLC, as the same may be amended, modified, supplemented or restated from time to time.
     Audit and Conflicts Committee - that committee of the Board composed of at least three Independent Directors and serving the functions of the “Audit and Conflicts Committee” as set forth in the EPE Agreement or the EPD Agreement, as applicable (such committee is currently known as the “Audit, Conflicts and Governance Committee,” but this definition shall include any committee that may in the future serve the functions of the “Audit and Conflicts Committee” as set forth in the EPE Agreement or the EPD Agreement, as applicable).
     Available Cash - as of any Distribution Date, (A) all cash and cash equivalents of the Company on hand on such date, less (B) the amount of any cash reserves determined to be appropriate by the Board of Directors.
     Bankruptcy or Bankrupt - with respect to any Person, that (a) such Person (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is insolvent, or has entered against such Person an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) 120 Days have passed after the commencement of any proceeding seeking

1

reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, if the proceeding has not been dismissed, or 90 Days have passed after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment is not vacated or stayed, or 90 Days have passed after the date of expiration of any such stay, if the appointment has not been vacated.
     Board of Directors or Board - Section 6.01.
     Business Day - any Day other than a Saturday, a Sunday or a Day on which national banking associations in the State of Texas are authorized or required by Law to close.
     Capital Contribution - Section 4.01(b).
     Change of Member Control - means, in the case of any Member, an event or series of related events that result in a Member ceasing to be Controlled by the Person that controlled such Member immediately prior to such event.
     Commitment - means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts, agreements or commitments that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory or contractual pre-emptive rights or pre-emptive rights granted under a Person’s organizational or constitutive documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.
     Company - initial paragraph.
     Control - shall mean the possession, directly or indirectly, of the power and authority to direct or cause the direction of the management and policies of a Person, whether through ownership or control of Voting Stock, by contract or otherwise.
     Day - a calendar Day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.
     Delaware General Corporation Law - Title 8 of the Delaware Code, as amended from time to time.
     Director - each member of the Board of Directors elected as provided in Section 6.02.

2

     Dispose, Disposing or Disposition means, with respect to any asset, any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law.
     Dissolution Event - Section 11.01(a).
     Distribution Date - Section 5.01.
     Effective Date - initial paragraph.
     EPD - Enterprise Products Partners L.P., a Delaware limited partnership.
     EPD Agreement - the Fifth Amended and Restated Agreement of Limited Partnership of EPD, dated as of August 8, 2005, as amended, supplemented, amended and restated, or otherwise modified from time to time.
     EPE -Enterprise GP Holdings L.P., a Delaware limited partnership.
     EPCO - EPCO, Inc., a Texas corporation.
     EPE Agreement - the First Amended and Restated Agreement of Limited Partnership of Enterprise GP Holdings L.P., dated effective as of August 29, 2005, as amended, supplemented, amended and restated, or otherwise modified from time to time.
     EPGP - Enterprise Products GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of EPE.
     Equity Interest - (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person (including any incentive distribution rights).
     Existing Agreement - Recitals.
     GP Merger - the merger of EPGP with and into EPE pursuant to the GP Merger Agreement.
     GP Merger Agreement - the Agreement and Plan of Merger, dated as of September 3, 2010, by and among the Company, EPE and EPGP.
     GP Merger Effective Time - the Effective Time of the GP Merger, as defined in the GP Merger Agreement.
     Indemnitee- Section 6.06(a).

3

     Independent Director- Section 6.02(a).
     Law - any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.
     Liability - any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
     Member - any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
     Membership Interest - with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.
     Merger Agreement - Section 12.01.
     MergerCo - Enterprise ETE LLC, a Delaware liability company.
     MLP - (i) EPE up to and until the GP Merger Effective Time; (ii) each of EPE and EPD as of and following the GP Merger Effective Time and up to and until the MLP Merger Effective Time; and (iii) EPD as of and following the MLP Merger Effective Time.
     MLP Merger - the merger of EPE with and into MergerCo pursuant to the MLP Merger Agreement.
     MLP Merger Agreement - the Agreement and Plan of Merger, dated as of September 3, 2010, by and among the Company, EPE, EPD, EPGP and MergerCo.
     MLP Merger Effective Time - the Effective Time of the MLP Merger, as defined in the MLP Merger Agreement.
     Officers - any person elected as an officer of the Company as provided in Section 6.03(a), but such term does not include any person who has ceased to be an officer of the Company.

4

     OLP - Enterprise Products Operating LLC, a Delaware limited liability company.
     OLPGP - Enterprise Products OLPGP, Inc., a Delaware corporation and the managing member of OLP.
     Organizational Certificate - Section 2.01.
     Outstanding - with respect to the Membership Interest, all Membership Interests that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.
     Person - a natural person, partnership (whether general or limited), limited liability company, governmental entity, trust, estate, association, corporation, venture, custodian, nominee or any other individual or entity in its own or any representative capacity.
     Quarter - unless the context requires otherwise, a calendar quarter.
     SEC - the U.S. Securities and Exchange Commission.
     Special Approval - approval by a majority of the members of the Audit and Conflicts Committee in accordance with the EPE Agreement or the EPD Agreement, as applicable.
     Subsidiary - with respect to any relevant Person, (a) a corporation of which more than 50% of the Voting Stock is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person or a combination thereof, (b) a partnership (whether general or limited) in which such relevant Person, one or more Subsidiaries of such relevant Person or a combination thereof is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such relevant Person, one or more Subsidiaries of such relevant Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such other Person.
     Surviving Business Entity - Section 12.02(b).
     Voting Stock - with respect to any Person, Equity Interests in such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or otherwise appoint, directors (or Persons with management authority performing similar functions) of such Person.

5

     Withdraw, Withdrawing and Withdrawal - the withdrawal, resignation or retirement of a Member from the Company as a Member.

6

ANNEX C
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENTERPRISE PRODUCTS PARTNERS L.P.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2
1.1 Definitions	2
1.2 Construction	2

ARTICLE II ORGANIZATION	2
2.1 Formation	2
2.2 Name	3
2.3 Registered Office; Registered Agent; Principal Office; Other Offices	3
2.4 Purpose and Business	3
2.5 Powers	4
2.6 Power of Attorney	4
2.7 Term	6
2.8 Title to Partnership Assets	6
2.9 Certain Undertakings Relating to the Separateness of the Partnership	6

ARTICLE III RIGHTS OF LIMITED PARTNERS	8
3.1 Limitation of Liability	8
3.2 Management of Business	8
3.3 Outside Activities of the Limited Partners	8
3.4 Rights of Limited Partners	8

ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS	9
4.1 Certificates	9
4.2 Mutilated, Destroyed, Lost or Stolen Certificates	10
4.3 Record Holders	11
4.4 Transfer Generally	11
4.5 Registration and Transfer of Limited Partner Interests	11
4.6 Transfer of General Partner Interest	12
4.7 Restrictions on Transfers	13
4.8 Citizenship Certificates; Non-citizen Assignees	14
4.9 Redemption of Partnership Interests of Non-citizen Assignees	15

ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTEREST	16
5.1 Prior Contributions	16
5.2 Conversion and Continuation of General Partner Interest and Limited Partner Interests; Initial Offering	16
5.3 Contributions by the Underwriters	17
5.4 Interest and Withdrawal	18
5.5 Capital Accounts	18
5.6 Issuances of Additional Partnership Securities	21
5.7 [Reserved]	22
5.8 [Reserved]	22

i

5.9 Limited Preemptive Right	22
5.10 Splits and Combinations	22
5.11 Fully Paid and Non-Assessable Nature of Limited Partner Interests	23
5.12 Establishment of Class B Units	23

ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS	24
6.1 Allocations for Capital Account Purposes	24
6.2 Allocations for Tax Purposes	29
6.3 Requirement and Characterization of Distributions; Distributions to Record Holders	31
6.4 [Reserved]	32
6.5 [Reserved]	32
6.6 [Reserved]	32
6.7 [Reserved]	32
6.8 [Reserved]	32
6.9 Special Provisions Relating to the Holders of Class B Units	32

ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS	32
7.1 Management	32
7.2 Certificate of Limited Partnership	35
7.3 Restrictions on General Partner’s Authority	35
7.4 Reimbursement of the General Partner	36
7.5 Outside Activities	37
7.6 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner	38
7.7 Indemnification	39
7.8 Liability of Indemnitees	41
7.9 Resolution of Conflicts of Interest	42
7.10 Other Matters Concerning the General Partner	43
7.11 Purchase or Sale of Partnership Securities	44
7.12 Registration Rights of the General Partner and its Affiliates	44
7.13 Reliance by Third Parties	47

ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS	47
8.1 Records and Accounting	47
8.2 Fiscal Year	47
8.3 Reports	47

ARTICLE IX TAX MATTERS	48
9.1 Tax Returns and Information	48
9.2 Tax Elections	48
9.3 Tax Controversies	49
9.4 Withholding	49

ARTICLE X ADMISSION OF PARTNERS	49
10.1 Admission of Initial Limited Partners	49
10.2 Admission of Substituted Limited Partner	49

10.3 Admission of Successor General Partner	50
10.4 Admission of Additional Limited Partners	50
10.5 Amendment of Agreement and Certificate of Limited Partnership	51

ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS	51
11.1 Withdrawal of the General Partner	51
11.2 Removal of the General Partner	52
11.3 Interest of Departing Partner and Successor General Partner	53
11.4 [Reserved]	54
11.5 Withdrawal of Limited Partners	54

ARTICLE XII DISSOLUTION AND LIQUIDATION	54
12.1 Dissolution	54
12.2 Continuation of the Business of the Partnership After Dissolution	55
12.3 Liquidator	56
12.4 Liquidation	56
12.5 Cancellation of Certificate of Limited Partnership	57
12.6 Return of Contributions	57
12.7 Waiver of Partition	57
12.8 Capital Account Restoration	57
12.9 Certain Prohibited Acts	57

ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE	58
13.1 Amendment to be Adopted Solely by the General Partner	58
13.2 Amendment Procedures	59
13.3 Amendment Requirements	60
13.4 Special Meetings	60
13.5 Notice of a Meeting	61
13.6 Record Date	61
13.7 Adjournment	61
13.8 Waiver of Notice	61
13.9 Quorum	62
13.10 Conduct of a Meeting	62
13.11 Action Without a Meeting	62
13.12 Voting and Other Rights	63

ARTICLE XIV MERGER	63
14.1 Authority	63
14.2 Procedure for Merger or Consolidation	64
14.3 Approval by Limited Partners of Merger or Consolidation	65
14.4 Certificate of Merger	66
14.5 Effect of Merger	66

ARTICLE XV RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS	66
15.1 Right to Acquire Limited Partner Interests	66

ARTICLE XVI GENERAL PROVISIONS	68
16.1 Addresses and Notices	68
16.2 Further Action	69
16.3 Binding Effect	69
16.4 Integration	69
16.5 Creditors	69
16.6 Waiver	69
16.7 Counterparts	69
16.8 Applicable Law	70
16.9 Invalidity of Provisions	70
16.10 Consent of Partners	70
16.11 Amendments to Reflect GP Reorganization Agreement	70
EXHIBITS

Exhibit A —	Form of Class B Unit Certificate

SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF ENTERPRISE PRODUCTS PARTNERS L.P.
     THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENTERPRISE PRODUCTS PARTNERS L.P., dated effective as of __________, 2010, is entered into by and among EPE Holdings, LLC, a Delaware limited liability company, as the General Partner, and the Limited Partners as provided herein.
     WHEREAS, the Partnership, the General Partner, Enterprise Products GP, LLC, Enterprise ETE LLC (“MergerCo”), and Enterprise GP Holdings L.P., a Delaware limited partnership (“Holdings”), entered into an Agreement and Plan of Merger, dated as of September 3, 2010 (the “Holdings Merger Agreement”), providing, among other things, the merger of Holdings with and into MergerCo, with MergerCo surviving the Merger (the “Holdings Merger”), and each unit representing limited partner interests in Holdings being converted into the right to receive 1.5 Common Units (as defined herein) and the general partner interest in Holdings being converted into the right to receive the General Partner Interest in the Partnership (as held by Holdings immediately prior to the Holdings Merger, as amended by this Agreement); and
     WHEREAS, this Agreement amends the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended prior to the date hereof (the “Prior Partnership Agreement”), effective as of the Effective Time (as defined in the Holdings Merger Agreement), to reflect, among other things, (i) the consolidation of previous amendments into one document, (ii) the conversion of the General Partner Interest of the Predecessor General Partner (as defined herein) into a non-economic management interest in the Partnership and cancellation of the rights of the Predecessor General Partner to Incentive Distributions (as defined in the Prior Partnership Agreement), and amendment of the distribution and allocation provisions after giving effect to the same, (iii) the assignment and assumption of the General Partner Interest, and the admission of EPE Holdings, LLC as the current General Partner of the Partnership effective immediately prior to the transfer of the General Partner Interest effected pursuant to the Holdings Merger in accordance with Section 4.6(c) and Section 10.3 and the continuation of the Partnership without dissolution.
     In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS
     1.1 Definitions. The definitions listed on Attachment I shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) “include” or “includes” means includes, without limitation, and “including” means including, without limitation.
ARTICLE II
ORGANIZATION
     2.1 Formation. The Partnership has been previously formed as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partners hereby amend and restate in its entirety the Agreement of Limited Partnership of Enterprise Products Partners L.P., dated April 9, 1998, as amended by that certain First Amendment to Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of June 1, 1998, as amended by that certain Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of July 31, 1998, as amended by that certain Second Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated September 17, 1999, as amended by Amendment No. 1, dated as of June 9, 2000, to the Second Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. , as amended by that certain Third Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of May 15, 2002, as amended by Amendment No. 1, dated August 7, 2002, Amendment No. 2, dated December 17, 2002, Amendment No. 3, dated December 10, 2003, and Amendment No. 4, dated December 17, 2003, to the Third Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., as amended by that certain Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of August 8, 2005, as amended by Amendment No. 1, dated as of December 27, 2007, Amendment No. 2, dated as of April 14, 2008, Amendment No. 3, dated as of November 6, 2008, and Amendment No. 4, dated as of October 26, 2009, and Amendment No. 5, dated as of ______, 2010, to the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. The purpose of this amendment and restatement is to (i) consolidate the previous amendments into one document, (ii) reflect the conversion of the General Partner Interest of the Predecessor General Partner into a non-economic management interest in the Partnership and cancellation of the rights of the Predecessor General Partner to Incentive Distributions (as defined in the Prior Partnership Agreement), and amendment of the distribution and allocation provisions after giving effect to the same, (iii) reflect the assignment and assumption of the General Partner Interest, and the admission of EPE Holdings, LLC as the current General Partner of the Partnership immediately prior to the transfer of the General Partner Interest in accordance with Sections 4.6(c) and 10.3 and the continuation of the Partnership without dissolution, and (iv) delete certain provisions which are no longer applicable to the Partnership. Subject to the provisions of this Agreement, the General Partner and the Limited Partners hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.
     2.2 Name. The name of the Partnership shall be “Enterprise Products Partners L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
     2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at P.O. Box 4324, Houston, Texas 77210-4324 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be P.O. Box 4324, Houston, Texas 77210-4324 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
     2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be:
     (a) to serve as a limited partner in the Operating Partnership and any of its Subsidiary partnerships and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as a limited partner in such partnerships pursuant to the partnership agreements for such entities or otherwise;
     (b) to engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity;
     (c) to engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner determines in good faith, prior to the conduct of such activity, that the conduct by the Partnership of such activity is not likely to result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes;
     (d) to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to any Group Member.
The Partnership shall at all times maintain a sufficient number of employees in light of its then current business operations if adequate personnel and services are not provided to the Partnership under the Administrative Services Agreement. The General Partner has no obligation or duty to the Partnership, the Limited Partners or any Assignee to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by the Partnership of any business.
     2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
     2.6 Power of Attorney.
     (a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator (other than the General Partner) shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:
     (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and
     (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.
Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.
     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

     2.7 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2088 or until the earlier termination of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
     2.8 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates, and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
     2.9 Certain Undertakings Relating to the Separateness of the Partnership.
     (a) Separateness Generally. The Partnership shall conduct its business and operations separate and apart from those of any other Person (including EPCO and its Subsidiaries, other than the General Partner and the Partnership Group), except the General Partner and the Partnership Group, in accordance with this Section 2.9.
     (b) Separate Records. The Partnership shall (i) maintain its books and records and its accounts separate from those of any other Person, (ii) maintain its financial records, which will be used by it in its ordinary course of business, showing its assets and liabilities separate and apart from those of any other Person, except the General Partner and the Partnership’s consolidated Subsidiaries, (iii) not have its assets and/or liabilities included in a consolidated financial statement of any Affiliate of the General Partner unless appropriate notation shall be made on such Affiliate’s consolidated financial statements to indicate the separateness of the Partnership and the General Partner and their assets and liabilities from such Affiliate and the assets and liabilities of such Affiliate, and to indicate that the assets and liabilities of the Partnership and the General Partner are not available to satisfy the debts and other obligations of such Affiliate, and (iv) file its own tax returns separate from those of any other Person, except to the extent that the Partnership is treated as a “disregarded entity” for tax purposes or is not otherwise required to file tax returns under applicable law or is required under applicable law to file a tax return which is consolidated with another Person.
     (c) Separate Assets. The Partnership shall not commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall maintain its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.
     (d) Separate Name. The Partnership shall (i) conduct its business in its own name or in the names of one or more of its Subsidiaries or the General Partner, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding its separate identity, and (iv) generally hold itself out as an entity separate from any other Person (other than the General Partner or the Partnership’s Subsidiaries).
     (e) Separate Credit. The Partnership (i) shall pay its obligations and liabilities from its own funds (whether on hand or borrowed), (ii) shall maintain adequate capital in light of its business operations, (iii) shall not pledge its assets for the benefit of any Person or guarantee or become obligated for the debts of any other Person, except its Subsidiaries, (iv) shall not hold out its credit as being available to satisfy the obligations or liabilities of any other Person, except its Subsidiaries, (v) shall not acquire obligations or debt securities of EPCO or its Affiliates (other than the other members of the Partnership Group and the General Partner), (vi) shall not make loans or advances to any Person, except its Subsidiaries, and (vii) use its commercially reasonable efforts to cause the operative documents under which the Partnership or any of its Subsidiaries borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance, to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Partnership and the General Partner from each other and from any other Persons, including any Affiliate of the General Partner and (B) the Partnership and the General Partner have assets and liabilities that are separate from those of other persons, including any Affiliate of the General Partner; provided that, the Partnership may engage in any transaction described in clauses (v)-(vi) of this Section 2.9(e) if prior Special Approval has been obtained for such transaction and either (A) the Audit and Conflicts Committee has determined (by Special Approval) that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange.
     (f) Separate Formalities. The Partnership shall (i) observe all partnership formalities and other formalities required by its organizational documents, the laws of the jurisdiction of its formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over it, (ii) engage in transactions with EPCO and its Affiliates (other than the General Partner or another member of the Partnership Group) in conformity with the requirements of Section 7.9, and (iii) subject to the terms of the Administrative Services Agreement, promptly pay, from its own funds, and on a current basis, a fair and reasonable share of general and administrative expenses, capital expenditures, and costs for shared services performed by EPCO or Affiliates of EPCO (other than the General Partner or another member of the Partnership Group). Each material contract between the Partnership or another member of the Partnership Group, on the one hand, and EPCO or Affiliates of EPCO (other than the General Partner or a member of the Partnership Group), on the other hand, shall be in writing.
     (g) No Effect. Failure by the Partnership to comply with any of the obligations set forth above shall not affect the status of the Partnership as a separate legal entity, with its separate assets and separate liabilities.
ARTICLE III
RIGHTS OF LIMITED PARTNERS
     3.1 Limitation of Liability. The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
     3.2 Management of Business. No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of Section 17-303(a) of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, manager, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
     3.3 Outside Activities of the Limited Partners. Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.
     3.4 Rights of Limited Partners.
     (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

     (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;
     (ii) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;
     (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;
     (iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;
     (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and
     (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.
     (b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS
     4.1 Certificates. Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning any Partnership Securities, the Partnership shall issue to such Person one or more Certificates evidencing such Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, notwithstanding any provision to the contrary in this Section 4.1 or elsewhere in this Agreement, Common Units may be certificated or uncertificated as provided in the Delaware Act.
     4.2 Mutilated, Destroyed, Lost or Stolen Certificates.
     (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
     (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, in place of any Certificate previously issued if the Record Holder of the Certificate:
     (i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;
     (ii) requests the issuance of a new Certificate, or other evidence of the issuance of uncertificated Units, before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
     (iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
     (iv) satisfies any other reasonable requirements imposed by the Partnership.
If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate, or other evidence of the issuance of uncertificated Units.
     (c) As a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

     4.3 Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.
     4.4 Transfer Generally.
     (a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its Partnership Interest as a general partner in the Partnership to another Person who becomes the General Partner, or by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.
     (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.
     (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the issued and outstanding member interests of the General Partner.
     4.5 Registration and Transfer of Limited Partner Interests.
     (a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
     (b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, are surrendered for registration of transfer and such Certificates, or other evidence of the issuance of uncertificated Units, are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.
     (c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.
     (d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.
     (e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.
     (f) The General Partner and its Affiliates shall have the right at any time to transfer its Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.
     4.6 Transfer of General Partner Interest.
     (a) [Reserved]
     (b) Subject to Section 4.6(c) below, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

     (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person or replacement of the General Partner pursuant to Section 10.3 shall be permitted unless (i) the transferee or successor (as applicable) agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer or replacement would not result in the loss of limited liability of any Limited Partner or of any member of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), (iii) such transferee or successor (as applicable) also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner or managing member of each other Group Member, and (iv) for so long as any affiliate of EPCO controls the General Partner, the organizational documents of the owner(s) of all the General Partner Interest, together, provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the General Partner and the Partnership, the selection of “Independent Directors” as members of such Audit and Conflicts Committee, and the submission of certain matters to the vote of such Audit and Conflicts Committee upon similar terms and conditions as set forth in the limited liability company agreement of the General Partner, as the same exists as of the date of this Agreement so as to provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as applicable) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
     4.7 Restrictions on Transfers.
     (a) Except as provided in Section 4.7(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
     (b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or the Operating Partnership becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General

Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
     (c) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.
     (d) The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.9.
     4.8 Citizenship Certificates; Non-citizen Assignees.
     (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.
     (b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.
     (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).
     (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.
     4.9 Redemption of Partnership Interests of Non-citizen Assignees.
     (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:
     (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests, or other evidence of the issuance of uncertificated Units, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.
     (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

     (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or other evidence of the issuance of uncertificated Units, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.
     (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Partnership Interests.
     (b) The provisions of this Section 4.9 shall also be applicable to Partnership Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.
     (c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTEREST
     5.1 Prior Contributions. Prior to the date hereof, the Predecessor General Partner made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and was admitted as the Predecessor General Partner of the Partnership, and DFI made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and was admitted as a Limited Partner of the Partnership. As of the date hereof, (i) the General Partner Interest of the Predecessor General Partner has been assumed initially by Holdings as successor by merger to Enterprise Products GP, LLC, Holdings was admitted to the Partnership as the general partner of the Partnership immediately prior to such merger, and the Partnership continued without dissolution, and (ii) the General Partner Interest, as amended by this Agreement, has been assigned and assumed by the General Partner pursuant to the Holdings Merger, subject to all of the rights, privileges and duties of the General Partner under this Agreement, the General Partner is hereby admitted to the Partnership as the sole general partner of the Partnership effective immediately prior to the transfer of the General Partner’s Partnership Interest pursuant to Holdings Merger in accordance with Sections 4.6 and 10.3, and the Partnership continues without dissolution.
     5.2 Conversion and Continuation of General Partner Interest and Limited Partner Interests; Initial Offering.
     (a) The General Partner Interest that existed immediately prior to the date hereof is hereby converted to a non-economic General Partner Interest in the Partnership,

and the rights of the Predecessor General Partner with respect to “Incentive Distributions” (as defined in the Prior Partnership Agreement) are hereby cancelled and terminated. From the date hereof, the General Partner Interest shall only represent a non-economic management interest of the General Partner in the Partnership, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and the Partnership is hereby continued without dissolution.
     (b) On the Closing Date, the Partnership Interest of DFI in the Partnership was converted into 67,105,830 Common Units and 42,819,740 subordinated units of the Partnership (which were subsequently converted, in accordance with the terms of this Agreement, into 42,819,740 Common Units), and such Partnership Interest was continued.
     (c) All other Partnership Interests that were issued prior to the date hereof and are currently Outstanding shall be continued.
     5.3 Contributions by the Underwriters.
     (a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter was required to contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership issued Common Units to each Underwriter on whose behalf such Capital Contribution was made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.
     (b) Upon the exercise of the Over-Allotment Option, each Underwriter was required to contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership issued Common Units to each Underwriter on whose behalf such Capital Contribution was made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.
     (c) No Limited Partner Partnership Interests were issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 24,000,000, (ii) the “Option Units” as such term is used in the Underwriting Agreement in aggregate number up to 3,600,000 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof, and (iii) the 67,105,830 Common Units and 42,819,740 subordinated units of the Partnership (which were subsequently converted, in accordance with the terms of this Agreement, into 42,819,740 Common Units) issuable to DFI.
     5.4 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of 17-502(b) of the Delaware Act.
     5.5 Capital Accounts.
     (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (A) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (B) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.
     (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
     (i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership.
     (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
     (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
     (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
     (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.
     (vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

     (c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
     (ii) Subject to Section 6.9, immediately prior to the transfer of a Class B Unit or of a Class B Unit that has converted into a Common Unit pursuant to Section 5.12(f) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Class B Units or converted Class B Units will (A) first, be allocated to the Class B Units or converted Class B Units to be transferred in an amount equal to the product of (x) the number of such Class B Units or converted Class B Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class B Units or converted Class B Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class B Units or retained converted Class B Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class B Units or converted Class B Units will have a balance equal to the amount allocated under clause (A) hereinabove.
     (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.
     (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.
5.6 Issuances of Additional Partnership Securities.
     (a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.
     (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates, or other evidence of the issuance of uncertificated Partnership Securities, and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.
     (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.
     (d) No fractional Units shall be issued by the Partnership.
5.7 [Reserved]
5.8 [Reserved]
5.9 Limited Preemptive Right.
     Except as provided in this Section 5.9, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.
5.10 Splits and Combinations.
     (a) Subject to Sections 5.10(d) and 6.6 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.
     (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
     (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates, or other evidence of the issuance of uncertificated Units, to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, or other evidence of the issuance of uncertificated Units, the surrender of any Certificate, or other evidence of the issuance of uncertificated Units, held by such Record Holder immediately prior to such Record Date.
     (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).
     5.11 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.
5.12 Establishment of Class B Units
     (a) General. The General Partner hereby designates and creates a class of Units to be designated as “Class B Units” and consisting of a total of 4,520,431 Class B Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Units as set forth in this Section 5.12.
     (b) Rights of Class B Units. During the period commencing upon issuance of the Class B Units and ending on the Class B Conversion Effective Date:
     (i) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to Section 6.1(b), shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units that were then Outstanding.
     (ii) Distributions. Prior to the Class B Conversion Effective Date, the Class B Units shall not be entitled to receive distributions of Available Cash pursuant to Section 6.3.
     (c) Voting Rights. Prior to the Class B Conversion Effective Date, the Class B Units shall be entitled to vote with the Common Units as a single class on any matters on which Common Unitholders are entitled to vote, except that the Class B Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests (including as a result of a merger or consolidation) or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class. Each Class B Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Unit is convertible at the time of the record date for the vote or written consent on the matter.
     (d) Certificates. The Class B Units will be evidenced by certificates in substantially the form of Exhibit A to this Agreement and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The certificates will initially include a restrictive legend to the effect that the Class B Units have not been registered under the Securities Act or any state securities laws.
     (e) Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Class B Units.
     (f) Conversion. Each Class B Unit shall automatically convert into one Common Unit (subject to appropriate adjustment pursuant to Section 5.10 in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the Class B Conversion Effective Date) on the date immediately following the payment date for the 16th distribution of Available Cash pursuant to Section 6.3 following the Closing Date (as defined in the Agreement and Plan of Merger dated as of June 28, 2009, by and among the Partnership, the Predecessor General Partner, Enterprise Sub B LLC, Teppco Partners, L.P. and Texas Eastern Products Pipeline Company, LLC) (the “Class B Conversion Effective Date”) without any further action by the holders thereof. The terms of the Class B Units will be changed, automatically and without further action, on the Class B Conversion Effective Date so that each Class B Unit is converted into one Common Unit and, immediately thereafter, none of the Class B Units shall be Outstanding; provided, however, that such converted Class B Units will remain subject to the provisions of Sections 6.1(c)(xiii) and 6.9.
     (g) Surrender of Certificates. Subject to the requirements of Section 6.9, on or after the Class B Conversion Effective Date, each holder of Class B Units shall promptly surrender the Class B Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class B Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Units one or more Unit Certificates, registered in the name of such holder, or other evidence of the issuance of uncertificated certificates, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Class B Conversion Effective Date whether or not the Class B Unit Certificate has been surrendered as of such date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
     6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the

Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.
     (a) Net Income and Net Loss. After giving effect to the special allocations set forth in Section 6.1(c), Net Income and Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated to the Unitholders in accordance with their Percentage Interests.
     (b) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(c), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(b) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1; provided, however, that solely for purposes of this Section 6.1(b), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
     (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):
     A. First, to each Unitholder having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and
     B. Second, 100% to the Unitholders in accordance with their respective Percentage Interests.
     (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be decreased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):
     A. First, to the Unitholders in proportion to, and to the extent of, the positive balances in their respective Capital Accounts; and
     B. Second, the balance, if any, 100% to the Unitholders in accordance with their respective Percentage Interests.

     (c) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:
     (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii)). This Section 6.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
     (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c), other than Section 6.1(c)(i) and other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (iii) Priority Allocations.
If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders (except Unitholders holding Class B Units with respect to any Record Date prior to the Class B Conversion Effective Date) with respect to their Units (on a per Unit basis), then (1) there shall be allocated income and gain to each Unitholder receiving such greater cash or property distribution until the aggregate amount of such items allocated pursuant to this Section 6.1(c)(iii) for the current taxable year and all previous taxable years is equal to the product of (A) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (B) the number of Units owned by the Unitholder receiving the greater distribution.
     (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(c)(i) or (ii).
     (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section(c)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(v) were not in this Agreement.
     (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
     (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

     (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.
     (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
     (x) Curative Allocation.
     A. Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(c)(x)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.
     B. The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and

(2) divide all allocations pursuant to Section(c)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.
     (xi) [Reserved]
     (xii) [Reserved]
     (xiii) Economic Uniformity. With respect to any taxable period in which the Class B Conversion Effective Date occurs (and, if necessary, any subsequent taxable period), items of Partnership gross income, gain, deduction or loss for the taxable period shall be allocated 100% to each Limited Partner with respect to such Limited Partner’s Class B Units that are Outstanding on the Class B Conversion Effective Date in the proportion that the respective number of Class B Units held by such Partner bears to the total number of Class B Units then Outstanding, until each such Partner has been allocated the amount of gross income, gain, deduction or loss with respect to such Partner’s Class B Units that causes the Capital Account attributable to each Class B Unit, on a per Unit basis, to equal the Per Unit Capital Amount for a Common Unit on the Class B Conversion Effective Date. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class B Units and the Capital Accounts underlying Common Units immediately prior to the conversion of Class B Units into Common Units.
     6.2 Allocations for Tax Purposes.
     (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
     (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:
     (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
     (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a

Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
     (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.
     (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (A) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (B) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
     (d) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulation. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
     (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
     (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
     (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the principal National Securities Exchange on which the Common Units are then traded on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the Nasdaq National Market on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the Nasdaq National Market (or such other National Securities Exchange on which the Common Units are then primarily traded) on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
     (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.
     6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.
     (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on September 30, 1998, an amount equal to 100% of Available Cash (whether from Operating Surplus or Capital Surplus) with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act and any terms applicable to a Partner under the Distribution Waiver Agreement, be distributed in accordance with this Article VI by the Partnership to the Partners in accordance with their Percentage Interest as of the Record Date selected by the General Partner in its reasonable discretion. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

     (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii)(A) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
     (c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
     (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
     6.4 [Reserved]
     6.5 [Reserved]
     6.6 [Reserved]
     6.7 [Reserved]
     6.8 [Reserved]
     6.9 Special Provisions Relating to the Holders of Class B Units
     .A Unitholder holding a Class B Unit that has converted into a Common Unit pursuant to Section 5.12 shall not be issued a Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units until such times as the General Partner determines, based on advice of counsel, that the converted Class B Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.9, the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class B Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii) and 6.1(c)(xiii); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Unit Certificates.
ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
     7.1 Management.
     (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the

General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
     (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;
     (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
     (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);
     (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Operating Partnership); the repayment of obligations of the Partnership Group; and the making of capital contributions to any member of the Partnership Group;
     (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
     (vi) the distribution of Partnership cash;
     (vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

     (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate (if such insurance is not maintained pursuant to the Administrative Services Agreement);
     (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time) subject to the restrictions set forth in Section 2.4;
     (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;
     (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
     (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);
     (xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and
     (xiv) the undertaking of any action in connection with the Partnership’s ownership or operation of any Group Member, including exercising, on behalf and for the benefit of the Partnership, the Partnership’s rights as the sole stockholder of the Operating General Partner.
     (b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Administrative Services Agreement, and the other agreements described in or filed as a part of the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the

General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or the Assignees or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.
     7.2 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
     7.3 Restrictions on General Partner’s Authority.
     (a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.
     (b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership or the Operating Partnership, without the approval of holders of a Unit Majority and Special Approval; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.
     7.4 Reimbursement of the General Partner.
     (a) Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner of the Partnership or any Group Member.
     (b) Subject to any applicable limitations contained in the Administrative Services Agreement, the General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including amounts paid by the General Partner to EPCO under the Administrative Services Agreement and including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.
     (c) The General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit and incentive plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates, or directly to the applicable employees, any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the

General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate (on behalf of the applicable employees) from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit or incentive plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s Partnership Interest as the General Partner in the Partnership pursuant to Section 4.6.
     7.5 Outside Activities.
     (a) After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as the general partner or managing member of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the partnership), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement.
     (b) [Reserved]
     (c) Except as specifically restricted by Section 7.5(a) and the Administrative Services Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.
     (d) Subject to the terms of the Administrative Services Agreement and Section 7.5(a), 7.5(b), and 7.5(c), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and

(iii) the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.
     (e) The General Partner and any of its Affiliates may acquire Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Partnership Securities.
     (f) The term “Affiliates” when used in Sections 7.5(a) and 7.5(b) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.
     7.6 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.
     (a) The General Partner or its Affiliates may, but shall be under no obligation to, lend to any Group Member, upon the written request of any Group Member to the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as may be determined pursuant to Special Approval; provided, however, that in any such case the lending party may not (i) charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or (ii) impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined pursuant to Special Approval. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
     (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.
     (c) The General Partner may itself, or may enter into an agreement, in addition to the Administrative Services Agreement, with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, or (ii) any transaction, the terms of which are objectively demonstrable to be no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).
     (d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.
     (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3 and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, or (iii) any transaction, the terms of which are objectively demonstrable to be no less favorable to the Partnership than those generally being provided to or available from unrelated third parties. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Audit and Conflicts Committee, in determining (in connection with Special Approval) whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Audit and Conflicts Committee deems relevant under the circumstances.
     (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.
     (g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.
     7.7 Indemnification.
     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, as a result of actions taken by such Indemnitee in its capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee”; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or the Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.
     (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote on such matter, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee”, and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
     (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.
     (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 7.7(b)) from the Partnership, nor the obligations of the Partnership to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
     7.8 Liability of Indemnitees.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.
     (b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
     (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the

General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.
     (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s and the Operating General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     7.9 Resolution of Conflicts of Interest.
     (a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership; provided that, any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts within the actual knowledge of the officers and directors of the General Partner and EPCO regarding the proposed transaction were disclosed to the Audit and Conflicts Committee at the time it gave its approval), or (ii) on terms objectively demonstrable to be no less favorable to the Partnership than those generally being provided to or available from unrelated third parties. The Audit and Conflicts Committee (in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the Audit and Conflicts Committee determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the Audit and Conflicts Committee to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner in compliance with this Section 7.9 with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.
     (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed that amount equal to the product of (i) the General Partner’s Percentage Interest, and (ii) the total amount distributed to all partners.
     (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.
     (d) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
     7.10 Other Matters Concerning the General Partner.
     (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report,

notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
     (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
     (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.
     (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.
     7.11 Purchase or Sale of Partnership Securities. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities, such Partnership Securities shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.
     7.12 Registration Rights of the General Partner and its Affiliates.
     (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if at the time a request pursuant to this Section 7.12 is submitted to the Partnership, EPCO or its Affiliates requesting registration is an Affiliate of the General Partner and the Audit and Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
     (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
     (c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations,

covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
     (d) The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.
     (e) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

     7.13 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP or such other accounting standards as may be required by the U.S. Securities and Exchange Commission.
     8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.
     8.3 Reports.
     (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP or such other accounting standards as may be required by the U.S. Securities and Exchange Commission, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
     (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, such information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.
     (c) Such reports shall present the consolidated financial position of the Partnership Group, but shall not consolidate the assets or liabilities of any other Person. Such reports shall contain notes indicating that the assets and liabilities of the Partnership Group are separate from the assets and liabilities of EPCO and the other Affiliates of the General Partner.
ARTICLE IX
TAX MATTERS
     9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
     9.2 Tax Elections.
     (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest that is traded on any National Securities Exchange will be deemed to be the lowest quoted closing price of such Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

     (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.
     (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
     9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
     9.4 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.
ARTICLE X
ADMISSION OF PARTNERS
     10.1 Admission of Initial Limited Partners. Upon the issuance by the Partnership of Common Units and subordinated units of the Partnership to DFI, as described in Section 5.2, DFI was admitted to the Partnership as a Limited Partner in respect of the Units issued to it. Upon the issuance by the Partnership of Common Units to the Underwriters as described in Section 5.3 in connection with the Initial Offering and the execution by each Underwriter of a Transfer Application, the General Partner admitted the Underwriters to the Partnership as Initial Limited Partners in respect of the Common Units purchased by them. Upon the issuance by the Partnership of Class A Special Units to Tejas as described in Section 5.3, the General Partner admitted Tejas to the Partnership as an Initial Limited Partner in respect of the Class A Special Units issued to Tejas.
     10.2 Admission of Substituted Limited Partner. By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest, or other evidence of the issuance of uncertificated Units, shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate, or other evidence of the issuance of uncertificated Units, to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.
     10.3 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s Partnership Interest as general partner in the Partnership pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner’s Partnership Interest as a general partner in the Partnership pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
     10.4 Admission of Additional Limited Partners.
     (a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes or is deemed to have made a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.
     (b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion.

The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.
     10.5 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.
ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS
     11.1 Withdrawal of the General Partner.
     (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):
     (i) the General Partner voluntarily withdraws from the Partnership by receiving Special Approval and giving notice to the other Partners;
     (ii) the General Partner transfers all of its rights as General Partner pursuant to Section 4.6 following the receipt of Special Approval thereof;
     (iii) the General Partner is removed pursuant to Section 11.2;
     (iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
     (v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
     (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
     (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iii) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, as the case may be, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of a member of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.
     11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by Unitholders holding at least 60% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a Unit Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Sections 10.3 and 10.5.
     11.3 Interest of Departing Partner and Successor General Partner.
     (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its Partnership Interest as a general partner in the Partnership and its partnership or member interest as the general partner or managing member in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure or, if there is not agreement as to the fair market value of such Combined Interest, within ten (10) days after such agreement is reached. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.
     (b) For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.
     (c) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.
     11.4 [Reserved]
     11.5 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
     12.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:
          (a) the expiration of its term as provided in Section 2.7;

     (b) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;
     (c) an election to dissolve the Partnership by the General Partner that receives Special Approval and is approved by the holders of a Unit Majority;
     (d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
     (e) the sale of all or substantially all of the assets and properties of the Partnership Group.
     12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
     (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 2.7 unless earlier dissolved in accordance with this Article XII;
     (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
     (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.
     12.3 Liquidator. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.
     12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:
     (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
     (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
     (c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).
     12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
     12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
     12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
     12.8 Capital Account Restoration. No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.
     12.9 Certain Prohibited Acts. Without obtaining Special Approval, the General Partner shall not take any action to cause the Partnership or the Operating Partnership to (i) make or consent to a general assignment for the benefit of the Partnership’s or the Operating Partnership’s creditors; (ii) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Partnership or the Operating Partnership or otherwise seek, with respect to the Partnership or the Operating Partnership, relief from debts or protection from creditors generally; (iii) file or consent to the filing of a petition or answer seeking for the Partnership or the Operating Partnership a liquidation, dissolution, arrangement, or similar relief under any law; (iv) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partnership or the Operating Partnership in a proceeding of the type described in clauses (i) — (iii) of this Section 12.9; (v) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or the Operating Partnership or for all or any substantial portion of its properties; (vi) sell all or substantially all of its assets, except in accordance with Section 7.3(b); (vii) dissolve or liquidate, except in accordance with Article XII; or (viii) merge or consolidate, except in accordance with Article XIV.
ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
     13.1 Amendment to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
     (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
     (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
     (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that no Group Member will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;
     (d) a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
     (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

     (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
     (g) an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;
     (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
     (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
     (j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;
     (k) a merger or conveyance pursuant to Section 14.3(d); or
     (l) any other amendments substantially similar to the foregoing.
     13.2 Amendment Procedures. Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments. Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment of (i) the definitions of “Audit and Conflicts Committee,” “Special Approval” or “S&P Criteria, (ii) Section 2.9, (iii) Section 4.6, (iv) Section 7.3(b), (v) Section 7.9(a), (vi) Section 8.3(c), (vii) Section 10.3, (viii) Section 12.9; (ix) Section 14.2, or (x) any other provision of this Agreement requiring that Special Approval be obtained as a condition to any action, shall be effective without first obtaining Special Approval.

     13.3 Amendment Requirements.
     (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
     (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(a) or 12.1(c), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(c), give any Person the right to dissolve the Partnership.
     (c) Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the General Partner’s authority to adopt amendments to this Agreement as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
     (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.
     (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Common Units.
     13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
     13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
     13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.
     13.7 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
     13.8 Waiver of Notice. Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

     13.9 Quorum. The holders of a majority of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.
     13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
     13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.
     13.12 Voting and Other Rights.
     (a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.
     (b) With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV
MERGER
     14.1 Authority. The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.
     14.2 Procedure for Merger or Consolidation. Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner, including Special Approval from the Audit and Conflicts Committee. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, and if Special Approval has been obtained, the General Partner shall approve the Merger Agreement, which shall set forth:
     (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;
     (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
     (c) The terms and conditions of the proposed merger or consolidation;
     (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
     (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
     (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and
     (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.
     14.3 Approval by Limited Partners of Merger or Consolidation.
     (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.
     (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.
     (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.
     (d) Notwithstanding anything else contained in this Agreement, the General Partner is permitted, in its discretion and without Limited Partner approval, to (i) convert the Partnership or any Group Member to another type of limited liability entity as provided by Section 17-219 of the Delaware Act or (ii) merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member, provided that in any such case (A) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any member in the Operating Partnership or cause the Partnership or Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B)the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity, (C) the governing instruments of the new entity provide the Limited Partners with rights and obligations that are, in all material respects, the same rights and obligations of the Limited Partners hereunder and (D) the organizational documents of the new entity and of the new entity’s general partner, manager, board of directors or other Person exercising management and decision-making control over the new entity recognize and provide for the establishment of an “Audit and Conflicts Committee” and the other matters described in Section 4.6(c)(iv).
     14.4 Certificate of Merger. Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
     14.5 Effect of Merger.
          (a) At the effective time of the certificate of merger:
               (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
               (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
               (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
               (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
          (b) A merger or consolidation effected pursuant to this Article XIV shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.
ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
     15.1 Right to Acquire Limited Partner Interests.
          (a) Notwithstanding any other provision of this Agreement, if at any time not more than 15% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
     (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence of the issuance of uncertificated Units, shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).
     (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest, or other evidence of the issuance of uncertificated Units, to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.
ARTICLE XVI
GENERAL PROVISIONS
     16.1 Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such

Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.
     16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
     16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
     16.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the Certificate evidencing such Unit, or other evidence of the issuance of uncertificated Units, or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

     16.8 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
     16.9 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     16.10 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.
     16.11 Amendments to Reflect GP Reorganization Agreement. In addition to the amendments to this Agreement contained in the GP Reorganization Agreement and notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be deemed to be further amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes of and intent of the GP Reorganization Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

EPE HOLDINGS, LLC

By:
Michael A. Creel
President and Chief Executive Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

By:	EPE Holdings, LLC

General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

By:
Michael A. Creel
President and Chief Executive Officer

Attachment I
DEFINED TERMS
     “Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.
     “Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.
     “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(c)(i) or 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, Common Unit or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit or other interest was first issued.
     “Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) or (a)(iii)(A) of the definition of Operating Surplus.
     “Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii). Once an Adjusted Property is deemed contributed to a new partnership in exchange for an interest in the new partnership, followed by the deemed liquidation of the Partnership for federal income tax purposes upon a termination of the Partnership pursuant to Treasury Regulation Section 1.708-(b)(1)(iv), such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).
     “Administrative Services Agreement” means the Second Amended and Restated Administrative Services Agreement, dated effective as of October 1, 2004, by and among EPCO, the Partnership, the Operating Partnership, the General Partner and the Operating General Partner, as it may be amended or restated from time to time.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, a Person shall only be considered an “Affiliate” of the General Partner if such Person owns, directly or indirectly, 50% or more of the voting securities of the General Partner or otherwise possesses the sole power to direct or cause the direction of the management and policies of the General Partner.
     “Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
     “Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.
     “Agreement” means this Sixth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., as it may be amended, supplemented or restated from time to time.
     “Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.
     “Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
     “Audit and Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of three or more directors who meet the independence, qualification and experience requirements of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, and at least two of whom also meet the S&P Criteria.
     “Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,
     (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from (A) borrowings under the Working Capital Facility made subsequent to the end of such Quarter or (B) Interim Capital Transactions after the end of such Quarter designated by the General Partner as Operating Surplus in accordance with clause (a)(iii)(A) of the definition of Operating Surplus, less
     (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
     “Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.
     “Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a Common Unit or any other Partnership Interest shall be the amount which such Capital Account would be if such Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such Common Unit or other Partnership Interest was first issued.
     “Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.
     “Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets, in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.
     “Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
     “Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.
     “Certificate” means a certificate, substantially in the form of Exhibit A to this Agreement or in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
     “Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

     “Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.
     “Claim” has the meaning assigned to such term in Section 7.12(c).
     “Class A Special Units” means the special class of Units issued to Tejas, as described in Section 5.3(d).
     “Class B Conversion Effective Date” has the meaning assigned to such term in Section 5.12(f).
     “Class B Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Class B Units in this Agreement. The term “Class B Unit” does not refer to a Common Unit until such Class B Unit has converted into a Common Unit pursuant to the terms hereof.
     “Closing Date” means July 31, 1998.
     “Closing Price” has the meaning assigned to such term in Section 15.1(a).
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time and as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.
     “Combined Interest” has the meaning assigned to such term in Section 11.3(a).
     “Commission” means the United States Securities and Exchange Commission.
     “Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partner (exclusive of its interest as a holder of a General Partner Interest) and having the rights and obligations specified with respect to Common Units in this Agreement.
     “Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to a new partnership on termination of the Partnership pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
     “Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(xi).
     “Current Market Price” has the meaning assigned to such term in Section 15.1(a).

     “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. §17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
     “Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.
     “Distribution Waiver Agreement” means the Distribution Waiver Agreement dated as of                     , 2010 by and among the Partnership, EPCO Holdings, Inc. and the “EPD Unitholder” named therein, as such agreement may be amended after the date hereof.
     “DFI” means Duncan Family Interests, Inc. (formerly, EPC Partners II, Inc.), a Delaware corporation.
     “Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
     “Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.
     “EPCO” means EPCO, Inc. (formerly, Enterprise Products Company), a Texas Subchapter S corporation.
     “Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).
     “Existing Capital Commitment Amount” means $46.5 million, which amount represents the aggregate estimated capital costs to be incurred by the Partnership Group in connection with the following proposed projects:

Estimated
Proposed Project	Capital Costs
(i) Baton Rouge Fractionator	$20.0 Million
(ii) Tri-State Pipeline	$10.0 Million
(iii) Wilprise Pipeline	$8.0 Million
(iv) NGL Product Chiller	$8.5 Million

Total	$46.5 Million
each of which is described in greater detail in the Registration Statement; provided, however, that if for any reason (other than as a result of the cancellation of such project) the actual capital costs incurred by the Partnership Group in connection with any of the proposed projects referenced above is less than the estimated capital cost for such project as set forth above, the “Existing Capital Commitment Amount” shall be reduced by the amount of such difference.

     “Force Majeure Event” means an event during which Gas Production is reduced, in whole or in part, by an event reasonably beyond the control of the party producing such Gas Production, including but not limited to any event of force majeure under the Shell Processing Agreement (as defined in the Tejas Contribution Agreement) or any of the Dedicated Leases under, and as defined in, the Shell Processing Agreement (as defined in the Tejas Contribution Agreement).
     “General Partner” means EPE Holdings, LLC, as successor by merger and permitted assign of Holdings, and its successors and permitted assigns as general partner of the Partnership.
     “General Partner Interest” means the non-economic ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
     “GP Reorganization Agreement” means the Reorganization Agreement, dated as of December 10, 2003, among the Partnership, the Operating Partnership, the Predecessor General Partner and the Operating General Partner.
     “Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.
     “Group Member” means a member of the Partnership Group.
     “Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).
     “Holdings” has the meaning set forth in the recitals.
     “Holdings Merger” has the meaning set forth in the recitals.
     “Holdings Merger Agreement” has the meaning set forth in the recitals.
     “Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).
     “Indemnitee” means (a) the General Partner, any Departing Partner and any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was a member, director, officer, employee, agent or trustee of a Group Member, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner, or any Affiliate of any such Person and (d) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for- services basis, trustee, fiduciary or custodial services.
     “Initial Common Units” means the Common Units sold in the Initial Offering.
     “Initial Limited Partners” means DFI, the Underwriters, and Tejas, in each case upon being admitted to the Partnership in accordance with Section 10.1.
     “Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.
     “Initial Unit Price” means (a) with respect to the Common Units and the subordinated units of the Partnership (all of which have been converted, in accordance with the terms of this Agreement, into Common Units), the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
     “Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than borrowings under the Working Capital Facility and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (including Common Units sold to the underwriters pursuant to the exercise of the Over-Allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member (other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements), in each case prior to the Liquidation Date.
     “Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.
     “Limited Partner” means, unless the context otherwise requires, (a) each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX and Sections 12.3 and 12.4, each Assignee.
     “Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units or Class B Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

     “Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
     “Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
     “Merger Agreement” has the meaning assigned to such term in Section 14.1.
     “MergerCo” has the meaning set forth in the recitals.
     “Minimum Quarterly Distribution” means $0.225 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on September 30, 1998, it means the product of $0.225 multiplied by a fraction of which the numerator is the number of days in the period commencing on the Closing Date and ending on September 30, 1998, and of which the denominator is 92), subject to adjustment in accordance with Sections 6.6 and 6.8.
     “National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.
     “Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.
     “Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).
     “Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).
     “Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(c).
     “Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(c). “Non-citizen Assignee” means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.
     “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
     “Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
     “Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b) hereof.
     “Operating Expenditures” means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, debt service payments, and capital expenditures, subject to the following:
     (a) Payments (including prepayments) of principal of and premium on indebtedness shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.
     (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner’s good faith allocation between the amounts paid for each shall be conclusive.
     “Operating General Partner” means Enterprise Products OLPGP, Inc., a Delaware corporation and wholly-owned subsidiary of the Partnership, and any successors and permitted assigns as the General Partner of the Operating Partnership.
     “Operating Partnership” means Enterprise Products Operating LLC, a Texas limited liability company and successor to Enterprise Operating L.P., a Delaware limited partnership, and any successors thereto.
     “Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as it may be amended, supplemented or restated from time to time.
     “Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication:
     (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date (other than the Existing Capital Commitment Amount), (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5 and except as set forth in clause (iii) immediately following), and (iii) as determined by the General Partner, all or any portion of any cash receipts of the Partnership Group during such period, or after the end of such period but on or before the date of determination of Operating Surplus with respect to such period, that constitute (A) cash receipts from Interim Capital Transactions, provided that the total amount of cash receipts from Interim Capital Transactions designated as “Operating Surplus” by the General Partner pursuant to this clause (iii) since the Closing Date may not exceed an aggregate amount equal to $60.0 million, and/or (B) cash receipts from borrowings under the Working Capital Facility, less
     (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures, provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Operating Surplus with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.
Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
     “Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.
     “Option Closing Date” has the meaning assigned to such term in the Underwriting Agreement.
     “Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that with respect to Partnership Securities, if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the limitation in the foregoing proviso shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) if the General Partner shall have notified such Person or Group in writing, prior to such acquisition, that such limitation shall not apply to such Person or Group or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner; and provided, further, that none of the Class B Units shall be deemed to be Outstanding for purposes of determining if any Class B Units are entitled to distributions of Available Cash unless such Class B Units shall have been reflected on the books of the Partnership as outstanding during such Quarter and on the Record Date for the determination of any distribution of Available Cash.
     “Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.
     “Parity Units” means Common Units and all other Units having rights to distributions or in liquidation ranking on a parity with the Common Units.

     “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
     “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
     “Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
     “Partners” means the General Partner, the Limited Partners and the holders of Common Units.
     “Partnership” means Enterprise Products Partners L.P., a Delaware limited partnership, and any successors thereto.
     “Partnership Group” means the Partnership, the Operating Partnership and any Subsidiary of either such entity, treated as a single consolidated entity.
     “Partnership Interest” means an ownership interest in the Partnership, which shall include General Partner Interests and Limited Partner Interests.
     “Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
     “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to any equity interest in the Partnership), including, without limitation, Common Units.
     “Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
     “Percentage Interest” means (i) as of the date of this Agreement through the date of any subsequent Capital Contribution, as to any Unitholder or Assignee holding Common Units, the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Precedessor General Partner” means Enterprise Products GP, LLC, a Delaware limited liability company, which was the General Partner prior to the date of this Agreement and the merger of Enterprise Products GP, LLC with and into Holdings, and Holdings immediately thereafter and prior to the merger of Holdings with and into MergerCo in the Holdings Merger.

     “Prior Partnership Agreement” has the meaning set forth in the recitals.
     “Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their respective Percentage Interests.
     “Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.
     “Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.
     “Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
     “Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
     “Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.
     “Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.
     “Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-52537) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.
     “Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(a) or 6.1(b)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iv), 6.1(c)(vi), 6.1(c)(vii) or 6.1(c)(ix).
     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.
     “S&P Criteria” means a duly appointed member of the Audit and Conflicts Committee who had not been, at the time of such appointment1 or at any time in the preceding five years, (a) a direct or indirect legal or beneficial owner of interests in the Partnership or any of its Affiliates (excluding de minimis ownership interests and Common Units having a value of less then $1,000,000), (b) a creditor, supplier, employee, officer, director, family member, manager or contractor of the Partnership or its Affiliates, or (c) a person who controls (whether directly, indirectly or otherwise) the Partnership or its Affiliates or any creditor, supplier, employee, officer, director, manager or contractor of the Partnership or its Affiliates.
     “Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
     “Series 2002B Class Special Units” has the meaning assigned to such term in Section 5.3(d).
     “Special Approval” means approval by a majority of the members of the Audit and Conflicts Committee, at least one of which majority meets the S&P Criteria.
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.
     “Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

[1]	If the General Partner that adopts this Sixth Amended and Restated Agreement of Limited Partnership so elects in its sole discretion, it shall have the right to insert the following language at this point in the definition: “to the Audit and Conflicts Committee or at any time in the preceding five years or, in the event any such member was previously a member of the Audit and Conflicts Committee of the Predecessor General Partner, at the time of such member’s appointment to the Audit and Conflicts Committee of the Predecessor General Partner.”

     “Trading Day” has the meaning assigned to such term in Section 15.1(a).
     “Transfer” has the meaning assigned to such term in Section 4.4(a).
     “Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units and as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any other Partnership Securities; provided that if no Transfer Agent is specifically designated for any such other Partnership Securities, the General Partner shall act in such capacity.
     “Transfer Application” means an application and agreement for transfer of Limited Partner Interests in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.
     “Underwriter” means each Person named as an underwriter in Schedule 1 to the Underwriting Agreement who purchases Common Units pursuant thereto.
     “Underwriting Agreement” means the Underwriting Agreement dated July 27, 1998, among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.
     “Unit” means a Partnership Security that is designated as a “Unit” (including Common Units) representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Units in this Agreement.
     “Unitholders” means the holders of Common Units.
     “Unit Majority” means at least a majority of the Outstanding Common Units.
     “Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
     “Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
     “Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

     “U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.
     “Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).
     “Working Capital Facility” means any working capital credit facility of the Partnership or the Operating Partnership that requires the outstanding balance of any working capital borrowings thereunder to be reduced to $0 for at least fifteen consecutive calendar days each fiscal year.

Annex D
DISTRIBUTION WAIVER AGREEMENT
BY AND AMONG
ENTERPRISE PRODUCTS PARTNERS L.P.,
EPCO HOLDINGS, INC.
AND
THE EPD UNITHOLDER
DATED AS OF                                , 2010

DISTRIBUTION WAIVER AGREEMENT
     DISTRIBUTION WAIVER AGREEMENT, dated as of                                         , 2010 (this “Agreement”), by and among Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), on the one hand, and EPCO Holdings, Inc., a Delaware corporation (“EPCO Holdings) and DFI Delaware Holdings, L.P., a Delaware limited partnership (the “EPD Unitholder”), on the other hand.
W I T N E S S E T H:
     Whereas, the Partnership, Enterprise Products GP, LLC, Enterprise ETE LLC (“MergerCo”), Enterprise GP Holdings L.P. (“Holdings”) and EPE Holdings, LLC (“Holdings GP”) are entering into an Agreement and Plan of Merger, dated as of September 3, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Holdings will merge with and into MergerCo (the “Merger”), with MergerCo as the surviving entity, and (i) each outstanding limited partner unit of Holdings will be converted into the right to receive the merger consideration specified therein and (ii) the general partner interest owned by Holdings GP will be converted into the right to receive the merger consideration specified therein; and
     Whereas, as of the date hereof, the EPD Unitholder is the record or direct owner, and following the Merger will continue to be the record owner, of Common Units representing limited partner interests of the Partnership (“EPD Units”); and
     Whereas, the EPD Unitholder is an indirect, wholly owned subsidiary of EPCO Holdings, which also directly owns EPD Units;
     Whereas, in connection with the transactions contemplated by the Merger, the Partnership and the EPD Unitholder and EPCO Holdings have agreed to enter into this Agreement and abide by the covenants and obligations set forth herein with respect to the Designated Units (as hereinafter defined), and the execution and delivery of this Agreement is a condition to the closing of the Merger on the date hereof; and
     Now Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
GENERAL
     1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Partnership Agreement.
     “Designated Units” means the EPD Units subject to the terms of this Agreement, the applicable number of which for any applicable four-quarter period during the term of this

Agreement is specified in Section 2.1(b), and which are designated by the EPD Unitholder as such in its sole discretion in accordance with Section 2.1 of this Agreement, and any Replacement Units.
     “Effective Date” means the effective date of the Merger.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “General Partner” means Enterprise Partners GP, LLC, a Delaware limited liability company, and any other successor as general partner of the Partnership as applicable from time to time, including EPE Holdings, LLC, a Delaware limited liability company, after giving effect to the Merger.
     “Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.
     “Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated effective as of August 8, 2005, as amended to date, and as may be amended hereafter from time to time, including the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form attached to the Merger Agreement, to be executed and delivered on the date hereof. References to Sections of the Partnership Agreement used in this Agreement shall mean the Sixth Amended and Restated Agreement as executed and delivered on the date hereof.
     “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.
     “Replacement Units” means any EPD Units designated by the EPD Unitholder pursuant to Section 5.1(b), by EPCO Holdings or any of its subsidiaries pursuant to Article 3 or by the Partnership pursuant to Section 5.3.
     “Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise); provided, for purposes of clarification, a Transfer shall not include any existing or future pledges or security interests issued by the EPD Unitholder in connection with a bona fide credit agreement or loan.
     “2011 Designated Units” means 30,610,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.

     “2012 Designated Units” means 26,130,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.
     “2013 Designated Units” means 23,700,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.
     “2014 Designated Units” means 22,560,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.
     “2015 Designated Units” means 17,690,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.
ARTICLE 2
DESIGNATED UNITS; WAIVER OF DISTRIBUTIONS WITH RESPECT TO
DESIGNATED UNITS
     2.1 Designated Units; Waiver of Distributions with Respect to Designated Units.
          (a) Designated Units. As soon as reasonably practicable after the date hereof, but in no event later than the earlier of (i) five Business Days after the date hereof or (ii) the next record date for distributions on EPD Units after the date of this Agreement, the EPD Unitholder agrees to designate specific EPD Units held in certificated or book-entry form as “Designated Units” subject to and in accordance with the terms of this Agreement.
          (b) Waiver of Distributions. The EPD Unitholder hereby waives its right to receive distributions of Available Cash pursuant to Section 6.3 of the Partnership Agreement (“Distributions”) as follows: [schedule below assuming closing of Merger prior to December 31, 2010 or the record date for payments made during the first quarter of 2011]
               (i) the EPD Unitholder waives its right to receive Distributions paid during calendar year 2011 with respect to the 2011 Designated Units;
               (ii) the EPD Unitholder waives its right to receive Distributions paid during calendar year 2012 with respect to the 2012 Designated Units;
               (iii) the EPD Unitholder waives its right to receive Distributions paid during calendar year 2013 with respect to the 2013 Designated Units;
               (iv) the EPD Unitholder waives its right to receive Distributions paid during calendar year 2014 with respect to the 2014 Designated Units; and
               (v) the EPD Unitholder waives its right to receive Distributions paid during calendar year 2015 with respect to the 2015 Designated Units.
          (c) The EPD Unitholder agrees to use its best efforts to permit the

Partnership and the transfer agent for the EPD Units to identify and designate the Designated Units in order to give effect to the provisions of this Agreement.
     2.2 Tax Matters with Respect to Designated Units.
          (a) Capital Account with Respect to Designated Units. Subject to Section 2.2(c) of this Agreement, immediately prior to the transfer of a Designated Unit by the EPD Unitholder (other than a transfer to an Affiliate unless the General Partner elects to have this Section 2.2 apply), the Capital Account maintained for such Person with respect to its Designated Units will (A) first, be allocated to the Designated Units to be transferred in an amount equal to the product of (x) the number of such Designated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit that is also not a Designated Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Designated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Designated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Designated Units will have a balance equal to the amount allocated under clause (A) hereinabove.
          (b) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to the Partnership Agreement, shall be allocated to the Designated Units to the same extent as such items would be allocated if such Designated Units were Common Units then Outstanding that were not also Designated Units. For the avoidance of doubt, Section 6.1(c)(iii) of the Partnership Agreement shall apply to Designated Units held by the EPD Unitholder and, for the purposes of that provision, the holders of Common Units of the Partnership that are not also Designated Units shall be treated as receiving distributions of cash that are greater than the amounts of cash distributed to the EPD Unitholder (on a per Unit basis) as a result of the distributions waived by the EPD Unitholder pursuant to Section 2.1 of this Agreement.
          (c) Special Provisions Relating to the Designated Units. The EPD Unitholder shall not be permitted to Transfer a Designated Unit other than as set forth in Section 5.1(a) until such time as the General Partner determines, based on advice of counsel, that the Designated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 2.2(c), the General Partner shall take whatever steps are required to provide economic uniformity to the Designated Units in preparation for a Transfer of such Common Units, including the application of Sections 2.2(a) and 2.2(b) of this Agreement; provided, however, that no such steps may be taken that would have a material adverse effect on the other Unitholders of the Partnership holding Common Units.

ARTICLE 3
PERFORMANCE GUARANTEE BY EPCO HOLDINGS
     EPCO Holdings hereby agrees that in the event any Designated Units (including, in any case, any EPD Units previously designated as Designated Units by EPCO Holdings or any of its subsidiaries pursuant to Article 3) are Transferred in violation of Section 5.1(a) or foreclosed or sold in connection with a bona fide loan pursuant to Section 5.1(a) (in each case as applied to the EPD Unitholder or to EPCO Holdings or any of its subsidiaries pursuant to this Article 3) (such Designated Units so Transferred, foreclosed or sold, the “Specified Units”), and the EPD Unitholder does not immediately designate other EPD Units owned by it to be Designated Units hereunder, EPCO Holdings shall immediately designate as Designated Units hereunder a number of EPD Units owned by it, or cause a subsidiary of EPCO Holdings to designate as Designated Units hereunder a number of EPD Units owned by it, equal to the number of Specified Units, and shall agree (or cause its subsidiary to agree, as applicable) to become bound to the terms of this Agreement with respect to such Designated Units to the same extent as the EPD Unitholder. To the extent that EPCO Holdings and its subsidiaries do not own a sufficient number of EPD Units that are not Designated Units at such time upon such event to comply with the prior sentence, EPCO Holdings agrees to acquire or cause a subsidiary of EPCO Holdings to acquire a sufficient number of additional EPD Units to so comply and to designate such EPD Units as Designated Units in accordance with this Agreement. The foregoing shall not relieve the EPD Unitholder from any of its obligations under this Agreement or any liabilities to the Partnership for any damages or losses suffered by the Partnership as a result of the EPD Unitholder’s breach of this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     4.1 Representations and Warranties of the EPD Unitholder and EPCO Holdings. The EPD Unitholder and EPCO Holdings (except to the extent otherwise provided herein) each hereby represents and warrants to the Partnership as follows:
          (a) Organization; Authorization; Validity of Agreement; Necessary Action. EPD Unitholder and EPCO Holdings each has the requisite power and authority and/or capacity to execute and deliver this Agreement, to carry out his or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the EPD Unitholder and EPCO Holdings of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by EPD Unitholder and EPCO Holdings and no other actions or proceedings on the part of EPD Unitholder or EPCO Holdings to authorize the execution and delivery of this Agreement, the performance by EPD Unitholder or EPCO Holdings of the obligations hereunder or the consummation of the transactions contemplated hereby are required. This Agreement has been duly executed and delivered by EPD Unitholder and EPCO Holdings and, assuming the due authorization, execution and delivery of this Agreement by the Partnership, constitutes a legal, valid and binding agreement of EPD Unitholder and EPCO Holdings, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
          (b) Ownership. EPD Unitholder legally owns the EPD Units to be designated as Designated Units, and each Designated Unit owned by EPD Unitholder from the date hereof through and on the date this Agreement is terminated pursuant to Section 6.1 will be legally owned by EPD Unitholder.
          (c) No Violation. Neither the execution and delivery of this Agreement by EPD Unitholder or EPCO Holdings nor the performance by EPD Unitholder or EPCO Holdings of its obligations under this Agreement will (A) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets, including but not limited to the EPD Units to be designated as Designated Units, owned by EPD Unitholder or EPCO Holdings or any of its subsidiaries, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to EPD Unitholder, EPCO Holdings or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which EPD Unitholder, EPCO Holdings or any of its subsidiaries is a party or by which EPD Unitholder or EPCO Holdings or any of its subsidiaries or any of their respective properties, rights or assets may be bound, (B) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations or orders (collectively, “Orders”) or laws applicable to EPD Unitholder, EPCO Holdings or any of its subsidiaries or any of their respective properties, rights or assets or, (C) result in a violation or breach of or conflict with its organizational and governing documents of it or any of its subsidiaries.
          (d) Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by EPD Unitholder or EPCO Holdings in connection with EPD Unitholder’s or EPCO Holdings’ execution, delivery and performance of this Agreement or the consummation by EPD Unitholder or EPCO Holdings of the transactions contemplated hereby, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.
          (e) Reliance by the Partnership. The EPD Unitholder and EPCO Holdings each understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon EPD Unitholder’s and EPCO Holdings’ execution and delivery of this Agreement and the representations, warranties, covenants and obligations of each of EPD Unitholder and EPCO Holdings contained herein.

     4.2 Representations and Warranties of the Partnership. The Partnership hereby represents and warrants to the EPD Unitholder and EPCO Holdings that the execution and delivery of this Agreement by the Partnership and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Enterprise Products GP, LLC, the general partner of the Partnership.
ARTICLE 5
OTHER COVENANTS
     5.1 Prohibition on Transfers; Other Actions.
          (a) Within any period during which EPD waives Distributions with respect to a Designated Unit pursuant to Section 2.1, the EPD Unitholder hereby agrees not to (i) Transfer any Designated Unit, beneficial ownership thereof or any other interest therein; (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, EPD Unitholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect EPD Unitholder’s legal power, authority and right to comply with and perform his or its covenants and obligations under this Agreement; provided, the foregoing shall not include or prohibit Transfers resulting from the foreclosure or sale of Designated Units made by a lender pursuant to any pledges or security interests relating to existing or future bona fide loans to EPD Unitholder that do not affect EPD Unitholder’s legal power, authority and right to comply with and perform his or its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.
          (b) In the event of any Transfer resulting from the foreclosure or sale of Designated Units made by a lender pursuant to any bona fide loans to EPD Unitholder, EPD Unitholder hereby agrees to designate immediately an equal number of EPD Units to constitute the Designated Units required to be owned by it hereunder. To the extent EPD Unitholder does not own a sufficient number of EPD Units that are not Designated Units, to comply with its obligations under the prior sentence, at such time upon such event, EPD Unitholder agrees to acquire a sufficient number of additional EPD Units to so comply as promptly as practicable, and to designate such EPD Units as Designated Units in accordance with this Agreement.
     5.2 Further Assurances. From time to time, at the other party’s request and without further consideration, the parties hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.
     5.3 Set Off. In the event that EPD Unitholder or EPCO Holdings fails to own and to designate or cause to be designated EPD Units as Designated Units in accordance with this Agreement, the Partnership shall be entitled to designate and to withhold distributions paid with respect to any other EPD Units owned by the EPD Unitholder or EPCO Holdings up to an amount equal to the distributions payable with respect to the number of EPD Units required to be designated as Designated Units in accordance with this Agreement. The foregoing in this Section 5.3 shall be in addition to any other remedies available to the Partnership and shall not limit the Partnership’s remedies for any other damages or losses incurred by it in connection with such breach by the EPD Unitholder or EPCO Holdings.
ARTICLE 6
MISCELLANEOUS
     6.1 Termination. This Agreement shall remain in effect until the earliest to occur of (i) [January 1, 2016] and (ii) the written agreement of the EPCO Holdings, EPD Unitholder and the Partnership to terminate this Agreement. After the occurrence of such applicable event, all rights and obligations of the parties hereto under this Agreement shall terminate and be of no further force or effect, except the provisions of Section 2.2 shall survive such termination until satisfaction of the conditions imposed by Section 2.2(c) with respect to each Designated Unit. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.
     6.2 No Ownership Interest.
          (a) Nothing contained in this Agreement shall be deemed to vest in the Partnership any direct or indirect ownership or incidence of ownership of or with respect to any Designated Unit. All rights, ownership and economic benefit relating to the Designated Units shall remain vested in and belong to the EPD Unitholder, and the Partnership shall have no authority to direct the EPD Unitholder in the voting or disposition of any of the Designated Units, except as otherwise provided herein.
     6.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
     If to the Partnership, to:
Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: President and Chief Executive Officer
     With copies to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: David C. Buck

     If to the EPD Unitholder or EPCO Holdings, to:
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: President and Chief Executive Officer
     With copies to:
Enterprise Products Company
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Chief Legal Officer
     6.4 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
     6.5 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     6.6 Entire Agreement. This Agreement and the Partnership Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.
     6.7 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.3 shall be deemed effective service of process on such party.
          (c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.
     6.8 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the Partnership, the EPD Unitholder and EPCO Holdings. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the Partnership, the EPD Unitholder and EPCO Holdings.
     6.9 Remedies.
          (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.
          (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     6.10 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.
     6.11 Action by the Partnership. No waiver, consent or other action by or on behalf of the Partnership pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is expressly approved by the Audit, Conflicts and Governance Committee of the General Partner’s board of directors.
     6.12 Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
[Remainder of this page intentionally left blank]

     In Witness Whereof, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

Partnership:

ENTERPRISE PRODUCTS PARTNERS L.P.

By: ENTERPRISE PRODUCTS GP, LLC,
its general partner

By:
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

Signature Page to Distribution Waiver Agreement

EPD Unitholder:

DFI DELAWARE HOLDINGS, L.P.

By: DFI DELAWARE GENERAL, LLC,
its general partner

By:
Name:
Title:

EPCO Holdings:

EPCO HOLDINGS, INC.

By:
Name:
Title:

Signature Page to Distribution Waiver Agreement

ANNEX E
FORM OF STANDSTILL PROVISION
     Each party to such Confidentiality Agreement (a “Proposing Party”) agrees that without the prior written consent of the Partners Audit Committee (or any successor entity), for a period of two years from the date of the Confidentiality Agreement, it will not, and will cause each of its affiliates not to, directly or indirectly, alone or in concert with other Persons: (i) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to Partners Common Units, or advise or seek to influence any Person with respect to the voting of, or giving of consents with respect to, any Partners Common Units, or form, join, or in any way participate in, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Partners Common Units, (ii) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise: (a) any Partners Common Units, (b) any option, warrant, convertible security, unit appreciation right or other right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Partners Common Units or with a value derived from the Partners Common Units, whether or not such instrument or right shall be subject to settlement in Partners Common Units (a “Derivative Instrument”), (c) any short interest in the Partners Common Units whereby such Proposing Party or any of its affiliates, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from a decrease in the value of the Partners Common Units, (d) any rights to distributions on the Partners Common Units that are separated or separable from the Partners Common Units, (e) any performance-related payments based on any increase or decrease in the value of the Partners Common Units or Derivative Instruments or (f) any assets of Partners or any of its subsidiaries (other than products or services of Partners acquired in the ordinary course of business, or in connection with any bankruptcy or insolvency proceeding involving Partners or any of such subsidiaries) (except that the Proposing Party and its affiliates may acquire through brokerage, investment, asset management and trading activities in the ordinary course up to aggregate ownership of 4.99% of the outstanding Partners Common Units directly or derivatively, including through options, warrants, convertible securities, unit appreciation rights or other rights, short interests, rights to distributions, or performance related payments described in clauses (b) through (e) and shall have the right to vote such securities, in each case so long as such Proposing Party shall not have used any confidential information in connection therewith in violation of the Confidentiality Agreement), (iii) otherwise seek to influence or control, in any manner whatsoever, the management or policies of Partners (other than in connection with a potential acquisition of Holdings), (iv) assist, advise or otherwise encourage any other Person to do any of the foregoing, or (v) make any request to waive, terminate, or amend any portion of this provision (including this clause (v)).

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